UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

BOOT BARN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement for Annual Meeting of Stockholders

This proxy statement and form of proxy are first being distributed and made available on or about July 18, 2024.

July 18, 2024

Dear Fellow Boot Barn Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Boot Barn Holdings, Inc., which will be an in-person only meeting held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Wednesday, August 28, 2024, at 1:00 p.m. local time.

At the Annual Meeting, we will ask you to elect eight members of our board of directors; vote on a non-binding advisory proposal to approve the compensation paid to our named executive officers for fiscal 2024 (commonly referred to as the “say-on-pay” vote); ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2025 fiscal year; and consider such other business as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who request a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Boot Barn Holdings, Inc.

Sincerely,

James G. Conroy

President and Chief Executive Officer

BOOT BARN HOLDINGS, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, August 28, 2024 at 1:00 p.m. local time.

Place:	Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Items of Business:	(1)	To elect eight directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2024 (“say-on-pay”).

	(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2025.

	(4)	To consider such other business as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Adjournments, Continuations and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned, continued or postponed.

Record Date:	Holders of record of our common stock as of the close of business on July 1, 2024 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:

Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the Annual Meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the board of directors,

James M. Watkins Chief Financial Officer and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about July 18, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on August 28, 2024.

This proxy statement and our 2024 Annual Report to Stockholders, are available at https://envisionreports.com/BOOT and https://investor.bootbarn.com.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this proxy statement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. For these reasons, we caution readers not to place undue reliance on these forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth in Item 1A. Risk Factors – “Summary of Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024 and our subsequent filings and reports with the Securities and Exchange Commission (“SEC”). Furthermore, the forward-looking statements included in this proxy statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, August 28, 2024
Time:	1:00 p.m., local time
Location:	In-Person Only Meeting Held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618
Record Date:	July 1, 2024
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Peter Starrett	For	6
Chris Bruzzo	For	6
Eddie Burt	For	7
James G. Conroy	For	7
Lisa G. Laube	For	7
Anne MacDonald	For	8
Brenda I. Morris	For	8
Brad Weston	For	9
Advisory vote on the compensation paid to our named executive officers for fiscal 2024	For	50
Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2025	For	52

Voting Methods

You can vote in one of four ways:

Visit www.envisionreports.com/BOOT to vote VIA THE INTERNET
Call 1-800-652-VOTE (8683) to vote BY TELEPHONE
If you have requested the proxy materials by mail, sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the Annual Meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 5:00 p.m. Central Time on August 27, 2024. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

BOOT BARN HOLDINGS, INC.

15345 Barranca Pkwy.

Irvine, California 92618

2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Boot Barn Holdings, Inc., a Delaware corporation (referred to as our “Company”), by our board of directors for use at the 2024 Annual Meeting of Stockholders (referred to as the “Annual Meeting”), and any adjournments, continuations or postponements thereof. The Annual Meeting will be an in-person only meeting held at Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618, on Wednesday, August 28, 2024 at 1:00 p.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2024 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2024 Annual Report, and a form of proxy card. We believe that this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about July 18, 2024 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on July 1, 2024, which we have set as the record date, are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 30,502,351 outstanding shares of our common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, the vote required for each proposal is as follows.

Directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the eight nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2024 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 29, 2025 each require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Although the say-on-pay proposal is non-binding, it will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Computershare Trust Company, N.A., or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

●	“FOR” each director nominee;

●	“FOR” the “say-on-pay” proposal; and

●	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 29, 2025.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.envisionreports.com/BOOT; call 1-800-652-VOTE (8683) to vote by telephone; or if you have requested the proxy materials by mail, sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “FOR” the election of each of the eight nominees for director set forth in this proxy statement, (2) “FOR” the “say-on-pay” proposal, (3) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 29, 2025, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) and the say-on-pay proposal (“Proposal 2”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1 or 2; as a result, there may be broker non-votes on Proposals 1 or 2. For your vote to be counted on Proposals 1 or 2, you will need to communicate your voting decisions to your broker, bank, or other nominee by the deadline specified in the voting instruction form using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 29, 2025 (“Proposal 3”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. With respect to Proposals 2 and 3, abstentions will have the same effect as votes “against” such proposal because they represent shares present and entitled to vote that are not voted in favor of such proposal. Broker non-votes will have no effect on Proposal 2 because they do not represent shares entitled to vote on such proposal. Broker non-votes are not applicable to Proposal 3, because Proposal 3 is a routine matter, as described above.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Computershare Trust Company, N.A. to be the election inspector. Votes cast by proxy or in person at the Annual Meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding proxy solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone, text message or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written or oral request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. (1) If you received a single copy of the 2024 Notice or, if applicable, the printed 2024 proxy materials, at a shared address and wish to receive a separate copy of the 2024 Notice or Annual Report or, if applicable, the printed 2024 proxy materials, (2) if you wish to receive separate copies of the Notice or proxy materials in the future, or (3) if you are currently receiving multiple copies of the Notice and proxy materials at a shared address and wish to participate in householding in the future, please notify us by oral request at 949-453-4400 or by sending a written request to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618. Street name stockholders may contact their broker, bank or other nominee to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, http://investor.bootbarn.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended March 30, 2024 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The common stock of our Company is listed on the NYSE, and reports and other information on our Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.

Information Deemed Not Filed

Our 2024 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the last Saturday in March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. In a 52-week fiscal year, each quarter includes thirteen weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include thirteen weeks of operations and the fourth quarter includes fourteen weeks of operations. Our fiscal years ended on March 30, 2024 and March 26, 2022 were both 52-week periods. Our fiscal year ended on April 1, 2023 was a 53-week year. We refer to our fiscal years ended March 26, 2022, April 1, 2023 and March 30, 2024 as “fiscal 2022”, “fiscal 2023” and “fiscal 2024”, respectively.

As used in this proxy statement, unless the context otherwise requires, references to the “Company”, “Boot Barn”, “we”, “us” and “our” refer to Boot Barn Holdings, Inc. and, where appropriate, its subsidiaries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which currently consists of eight members, all of whose terms expire at the Annual Meeting. As discussed in Proposal 1 below, the board of directors is pleased to nominate all eight members of our current board of directors to stand for re-election at the Annual Meeting. The following sets out information about the eight director nominees.

Peter Starrett Chairman of the Board Independent Director Age: 76 Director since: 2011 Chairman since: 2012 Committees: Compensation Corporate Governance and Nominating

Mr. Starrett has served as Chairman of the Board since 2012 and as a member of our board of directors since 2011. Mr. Starrett has over 30 years of experience in the retail industry. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and has served as its President since that time. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer at The Children’s Place, a specialty clothing retailer. Prior to that, he held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett serves on the board of directors of Floor & Decor Holdings, Inc. (NYSE, FND), a retailer of hard surface flooring. In addition, he is a member of the board of directors of several private companies. Mr. Starrett received a bachelor’s degree from the University of Denver and received a master’s degree in business administration from Harvard University. We believe that Mr. Starrett is qualified to serve on our board of directors because of his extensive experience as an officer and director of both public and private companies in the retail industry.

Chris Bruzzo Independent Director Age: 54 Director since: 2021 Committee: Compensation, Chairperson

Mr. Bruzzo joined our board of directors in 2021. Mr. Bruzzo currently serves as Interim Co-Chief Executive Officer, Co-President and on the board of directors of Peloton Interactive, Inc. (Nasdaq, PTON). Mr. Bruzzo has more than 20 years of experience working for global consumer brands, with extensive knowledge in marketing, brand management, digital strategy and communications. Amongst other roles, Mr. Bruzzo previously served as the Executive Vice President and Chief Experience Officer of Electronic Arts from 2014 to 2023, Senior Vice President, Channel Brand Management for Starbucks Corporation from 2007 to 2014, Vice President, Marketing and Public Relations for Amazon.com Inc. from 2003 to 2006, and Assistant Vice President, Communications for Regence Blue Shield from 1998 to 2003. Mr. Bruzzo was the founding executive sponsor and advocate for Somos EA, Electronic Arts’ Latinx employee resource group, and is a member of the Latino Corporate Directors Association. Mr. Bruzzo currently serves on the advisory board of Mission Scholars, a non-profit that provides college access to low-income students. Mr. Bruzzo holds a bachelor of arts degree in political science from Whitworth University. We believe that Mr. Bruzzo is qualified to serve on our board of directors because of his extensive experience working for global consumer brands.

Eddie Burt Independent Director Age: 58 Director since: 2021 Committee: Audit

Mr. Burt joined our board of directors in 2021. Mr. Burt currently serves as the Chief Supply Chain Officer of Love’s Travel Stops & Country Stores, Inc. Mr. Burt has over 30 years of experience in the retail industry with extensive knowledge around supply chain and real estate operations. Mr. Burt previously served as the Executive Vice President, Chief Supply Chain Officer of Big Lots Inc. (NYSE, BIG) from 2019 to 2023 and Executive Vice President of Merchandising and Supply Chain for GNC from 2017 to 2018. Prior to that, Mr. Burt worked for PetSmart, Inc. from 2007 to 2015, beginning as Vice President of Distribution and progressing to Senior Vice President of Supply Chain with later movement to Senior Vice President of Real Estate and Development. From 2004 to 2007, he worked as the Director of Domestic Distribution for The Home Depot, Inc. From 1989 to 2004, Mr. Burt worked in various roles within Distribution at Mervyn’s Department Store, which included a two-year developmental assignment running asset protection. Mr. Burt holds a bachelor’s degree in business administration from Morehouse College in Atlanta, Georgia. We believe that Mr. Burt is qualified to serve on our board of directors because of his extensive experience in the retail industry.

James G. Conroy Director Age: 54 Director since: 2012

Mr. Conroy has been a director and our President and Chief Executive Officer since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012, where Mr. Conroy served as Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. Before joining Claire’s Stores, Inc., Mr. Conroy was also employed by Blockbuster Entertainment Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting in various capacities. Mr. Conroy serves on the board of directors of Sally Beauty Holdings, Inc. (NYSE, SHB), a global distributor and retailer offering professional beauty products to both retail consumers and salon professionals. Mr. Conroy also serves on the Foundation Board of Children’s Hospital of Orange County, as well as the Foundation Board of Orange County School of the Arts. Mr. Conroy previously served on the board of directors of Party City Holdco Inc. (NYSE, PRTY) until 2023. Mr. Conroy received a bachelor’s degree in business management and statistics and a master’s degree in business administration from Cornell University. We believe that Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained working in the industry for more than 25 years.

Lisa G. Laube Independent Director Age: 61 Director since: 2018 Committees: Compensation Corporate Governance and Nominating, Chairperson

Ms. Laube joined our board of directors in 2018. She previously served as the President of Floor & Decor until her retirement in 2022. She joined the company as Executive Vice President and Chief Merchandising Officer in 2012 and was promoted to President in 2020, where she was responsible for Merchandising, Marketing, Training, E-Commerce and Store Operations. From 2005 to 2011, Ms. Laube was President of Party City Holdco Inc., where she was responsible for Merchandising, Marketing and E- Commerce and prior to that she was the company’s Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens ‘n Things, beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy’s in the Textiles division. Ms. Laube began her career at Rich’s department store in the Executive Training Program. Ms. Laube currently serves on the board of directors of Zoo Atlanta, a zoological park in Atlanta and she is on the Terry Dean’s Advisory Council for the Terry School of Business at the University of Georgia. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing. We believe that Ms. Laube is qualified to serve on our board of directors because of her extensive experience in the retail industry.

Anne MacDonald Independent Director Age: 68 Director since: 2018 Committees: Audit Corporate Governance and Nominating

Ms. MacDonald joined our board of directors in 2018. Ms. MacDonald has over 30 years of experience across marketing disciplines and industries. She started her career in the advertising industry prior to moving to the corporate side in 1993 as VP Brand Management for PepsiCo’s Pizza Hut division. From 1997 to 2011, Ms. MacDonald held the position of Chief Marketing Officer at several Fortune 100 companies, including Citigroup, Macy’s and Travelers Insurance. Ms. MacDonald currently serves on the board of directors of British Insurer, Hiscox Inc. and previously served on the public boards of Catalina Marketing Corporation and Rentrak Corporation. From 2014 to 2017 Ms. MacDonald worked as an advisor to Yale University’s start-up incubator, Yale Entrepreneurial Institute. Ms. MacDonald received her bachelor’s degree from Boston College and an MSc. from the University of Bath in England. We believe that Ms. MacDonald is qualified to serve on our board of directors because of her experience as a board member and over 30+ years of experience and insight in marketing, building enduring brands and developing and launching new products.

Brenda I. Morris Independent Director Age: 59 Director since: 2014 Committee: Audit, Chairperson

Ms. Morris has served on our board of directors since 2014. Ms. Morris has over 35 years of experience in finance, accounting and operations roles concentrated in consumer products, food and beverage, retail and wholesale sectors. Ms. Morris is currently a Partner at CSuite Financial Partners, a financial executive services firm, which she joined in 2015. Ms. Morris has served since 2019 on the board of directors for Xponential Fitness Inc. (NYSE, XPOF) and since 2021 on the board of directors for iHerb Holdings, LLC, a health and wellness retailer. Ms. Morris also serves on the advisory board of Asarasi, Inc., a private tree water company, and she formerly served on the Pacific Lutheran University Board of Regents from 2011 until 2020. From 2015 until 2022, Ms. Morris served on the board of directors for Duluth Holdings Inc. (Nasdaq, DLTH). Ms. Morris is a board member for National Association of Corporate Directors, Pacific Southwest Chapter. Ms. Morris has served on several non-profit boards in various capacities during her career. Ms. Morris holds a NACD Directorship Certification® and NACD Cyber-Risk Oversight Certification®, the leading-edge board certifications on governance issues demonstrating a commitment to the profession of directorship. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. From 2016 to 2019, Ms. Morris was the CFO of Apex Parks Group, a company operating amusement parks and family entertainment centers. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Inc., a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, and as Chief Financial Officer for Icicle Seafoods, Inc., a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer of Zumiez Inc. from 2003 to 2007, and Director of Finance and Vice President/Chief Financial Officer of K2 Corporation from 1999 to 2003. Ms. Morris holds a B.A. in business administration with a concentration in accounting from Pacific Lutheran University and an M.B.A. from Seattle University. We believe that Ms. Morris is qualified to serve on our board of directors because of her extensive experience in accounting, finance and executive management.

Brad Weston Independent Director Age: 59 Director since: 2018 Committee: Audit

Mr. Weston joined our board of directors in 2018. Since June 2024, Mr. Weston has served as the Chief Executive Officer and as a director of At Home Group Inc. He previously served as the Chief Executive Officer and as a director of Party City Holdco Inc. (NYSE, PRTY) (“Party City”), positions he held from 2020 until November 2023. Mr. Weston joined Party City in 2019, serving as President of Party City and Chief Executive Officer of Party City Retail Group before becoming Chief Executive Officer of Party City in 2020. On January 17, 2023, Party City filed a voluntary Chapter 11 bankruptcy petition within the U.S. Bankruptcy Court for the Southern District of Texas. Prior to that, Mr. Weston worked for Petco from 2011 to 2018, first as Executive Vice President and Chief Merchandising Officer overseeing all merchandising activities, including buying, operations, planning and inventory, sourcing, private brand, store design, and Petco’s marketing and e-commerce, and then as Chief Executive Officer from 2016 to 2018. Prior to joining Petco, Mr. Weston served as Senior Vice President and Chief Merchandising Officer for Dick’s Sporting Goods, Inc., Golf Galaxy and dicksportinggoods.com. Previously, Mr. Weston was Senior Vice President, General Merchandise Manager for May Merchandising Company in St. Louis. Mr. Weston started his career as an executive trainee with Robinsons-May in Los Angeles, and eventually became Senior Vice President and General Merchandise Manager. Mr. Weston joined the board of directors of Vera Bradley, Inc. (Nasdaq: VRA), a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts, in January 2024, and serves on the board’s Talent and Compensation Committee and Nominating, Corporate Governance and Sustainability Committee. Since 2017, Mr. Weston has served on the board of directors of National Retail Federation, the world’s largest retail trade association. Mr. Weston holds a bachelor’s degree in business administration with a finance and marketing emphasis from the University of California, Berkeley. We believe that Mr. Weston is qualified to serve on our board of directors because of his extensive experience in the retail industry.

Board Structure and Director Independence

Currently our board of directors consists of eight directors. Our amended and restated bylaws provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of nine directors. Our board of directors has determined that Mr. Starrett, Mr. Bruzzo, Mr. Burt, Ms. Laube, Ms. MacDonald, Ms. Morris and Mr. Weston are currently independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE. As Mr. Conroy is our Chief Executive Officer, he is not considered independent under the NYSE listing standards.

In reaching this determination of independence, our board considered, among other things, the following facts and circumstances with respect to Peter Starrett and Brad Weston.

With respect to Mr. Starrett, the board considered that Mr. Starrett served as our interim Chief Executive Officer from May to November of 2012, prior to our initial public offering. Under NYSE rules, a director who serves as chief executive officer in an interim capacity is not disqualified from being considered independent following such service, and in any event, any person who formerly served as a company’s chief executive officer, even on a non-interim basis, is not disqualified from being considered independent three years after having ceased to serve in such capacity. Our board of directors concluded that Mr. Starrett’s service as interim chief executive officer over ten years ago has had no adverse impact on his independence. However, certain proxy advisory firms and institutional shareholders have considered Mr. Starrett non-independent as a result of his interim role in 2012.

Mr. Weston served as the Chief Executive Officer and as a director of Party City until November 3, 2023, and James G. Conroy, our Chief Executive Officer, served as a director of Party City until October 12, 2023 (the “Party City Director Interlock”). Consistent with the board’s historic practice, in connection with the board’s annual independence determination for fiscal 2024, the board considered the Party City Director Interlock, and concluded that Mr. Conroy’s service on the Party City board of directors and Mr. Weston’s service on our board of directors has not and does not adversely impact Mr. Weston’s independence as a Boot Barn director.

Additionally, during his tenure as a director of Party City, Mr. Conroy was not a member of Party City’s Compensation Committee, and Mr. Weston is not a member of our Compensation Committee. Accordingly, there is no disclosable “Compensation Committee Interlocks” under SEC rules for fiscal 2024. While the board of directors determined that the Party City Director Interlock neither impacted Mr. Weston’s independence nor his qualifications to serve on our board, the Company believes that certain proxy advisory firms and institutional stockholders may have previously considered the Party City Director Interlock in providing a vote recommendation and/or voting on whether Mr. Weston should be elected to our board in prior director elections. In recommending that the Company’s stockholders vote “FOR” the re-election of Mr. Weston to our board, the board notes that the Party City Director Interlock relationship has terminated, as neither Mr. Weston nor Mr. Conroy are currently affiliated with Party City. Accordingly, the board of directors believes that Mr. Weston is a valued resource for our board, and recommends a vote “FOR” his election to the board, along with each of the other named director nominees.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the view of the board of directors that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Starrett serving as our Chairman of the Board and Mr. Conroy serving as our President and Chief Executive Officer. Our board of directors believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. By segregating the roles of the Chairman and the Chief Executive Officer, we reduce any duplication of effort between the Chief Executive Officer and the Chairman of the Board. We believe that this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, employees and other stakeholders. As Chairman of the Board, Mr. Starrett, among other responsibilities, presides over regularly scheduled meetings of the board of directors, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Starrett serve as Chairman of the Board, Mr. Conroy is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. The board executes its oversight duties in part by assigning responsibility to committees of the board to oversee the management of risks that fall within their respective areas. In performing this function, each board committee has full access to management, as well as the ability to engage advisors. The chair of each committee reports on the applicable committee’s activities at each board meeting and has the opportunity to discuss risk management with the full board at that time

Board
The full board has primary responsibility for risk oversight. The board executes its oversight duties through:
-Assigning specific oversight duties to appropriate board committees
-Engaging in periodic briefing and informational sessions by management addressing: (1) the types of risk the Company faces; and (2) processes for risk identification, mitigation, and control
Audit Committee
-Reviews and discusses with management the Company's major financial risk exposures and the actions that management has taken to monitor and control such exposures
-Reviews the performance and independence of the Company's independent auditors and the performance of the Company's internal audit
-Responsible for cybersecurity risk oversight
-Discusses guidelines and policies with respect to risk assessment and risk management
Compensation Committee
-Reviews and oversees the risk assessment related to the Company's compensation programs and reports the results to the board
Nominating and Corporate Governance Committee
-Reviews and oversees risks related to board succession planning
-Reviews and oversees risks related to corporate governance policies and practices
-Reviews and oversees risks related to environmental, social and governance

Compensation Risk Management and Other Policies

Compensation Risk Assessment

In fiscal 2024, Korn Ferry supported management and the compensation committee in conducting their risk assessment of our incentive compensation plans and practices. Included in the review were all cash and equity-based incentive plans, insider trading prohibitions, and independent oversight by the compensation committee. Management and the compensation committee evaluated these compensation policies and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. They considered the Company’s growth and return performance, the mix of compensation between fixed and variable pay, financial and non-financial metrics, and the time horizon of the compensation policies in place. As a result of this analysis, as well as the regular review of compensation policies and practices, management and the compensation committee have concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Accordingly, there were no material adjustments made to our compensation policies and practices. We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s executive officers.

Policies Prohibiting Hedging, Pledging, and Speculative or Short-Term Trading

Our Insider Trading Policy (the “Insider Trading Policy”) prohibits employees (including executive officers) and directors of the Company and its subsidiaries (each an “Associated Person”) and members of an Associated Person’s immediate family who live in the same household as such Associated Person (each a “Covered Person”) from pledging, hypothecating, or otherwise encumbering shares of the Company’s stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s stock to be subject to a margin call or otherwise be available as collateral for a margin loan.

The Insider Trading Policy also prohibits Covered Persons from engaging in short sales (sales of securities that are not currently owned by the seller), short-term trading, transactions in put or call options, margin trading, or other inherently speculative transactions with respect to Company securities at any time.

Board Participation

Our board of directors held four meetings in fiscal 2024. During fiscal 2024, each of our directors attended 75% or more of all of the meetings of our board of directors and of the committees on which he or she served. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

While we do not have a formal policy on directors’ attendance at annual meetings, we encourage our directors to attend each annual meeting of stockholders. All of our directors who were directors at the time of our 2023 annual meeting attended the 2023 annual meeting of stockholders either in person or by telephone, with the exception of Ms. MacDonald.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee is responsible for the following:

●	assisting the board of directors in oversight of our independent registered public accounting firm’s qualifications, independence and performance;

●	the engagement, retention, oversight, evaluation and compensation of our independent registered public accounting firm;

●	reviewing the scope of the annual audit;

●	reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;

●	reviewing our risk assessment and risk management processes;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

●	establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters;

●	approving audit and permissible non-audit services provided by our independent registered public accounting firm; and

●	reviewing the performance of the audit committee, including compliance with its charter.

Our audit committee is comprised of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald and Brad Weston. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. Our board of directors has determined that Ms. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Ms. Morris, Mr. Burt, Ms. MacDonald and Mr. Weston are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our audit committee has a written charter that sets forth the audit committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our audit committee met four times during fiscal 2024.

Compensation Committee

Our compensation committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Among other matters, the compensation committee is responsible for the following:

●	evaluating annually the performance of our Chief Executive Officer in consultation with the board of directors;

●	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer;

●	determining the compensation of our Chief Executive Officer based on its evaluation and review;

●	reviewing and approving the compensation of all other executive officers;

●	adopting and administering our equity compensation plans;

●	overseeing and monitoring compliance with our policies regarding the recovery or “clawback” of compensation

●	making recommendations regarding non-employee director compensation to the full board of directors;

●	reviewing the performance of the compensation committee, including compliance with its charter; and

●	retaining and supervising compensation consultants and other advisors to the compensation committee and evaluating independence and conflict of interest issues with respect to these advisors to ensure compliance with applicable laws and listing standards.

The compensation committee may form, and may delegate any of its responsibility to, subcommittees as it deems necessary or appropriate, in its sole discretion.

Our compensation committee is comprised of Chris Bruzzo, the chair of the committee, Lisa G. Laube and Peter Starrett. Mr. Bruzzo, Ms. Laube, and Mr. Starrett are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our compensation committee has a written charter that sets forth the committee’s purpose and responsibility. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our compensation committee met four times during fiscal 2024.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Among other matters, the nominating and corporate governance committee is responsible for the following:

●	identifying individuals qualified to become board members;

●	overseeing our corporate governance guidelines;

●	overseeing environmental, social and governance;

●	approving our committee charters;

●	overseeing compliance with our Code of Business Conduct and Ethics;

●	contributing to succession planning;

●	reviewing actual and potential conflicts of interest of our directors and officers;

●	overseeing the management evaluation process;

●	overseeing the board self-evaluation process; and

●	reviewing the performance of the nominating and corporate governance committee, including compliance with its charter.

Our nominating and corporate governance committee is comprised of Lisa G. Laube, the chair of the committee, Anne MacDonald and Peter Starrett. Ms. Laube, Ms. MacDonald and Mr. Starrett are all independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee has a written charter that sets forth the committee’s purpose and responsibilities. A copy of the charter is available on our website and described under “Availability of Corporate Governance Information” on page 16.

Our nominating and corporate governance committee met four times during fiscal 2024.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to the Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618, and providing the requisite information as set forth in our amended and restated bylaws, including, without limitations, the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

The below charts show the diversity of our current board members (based on the self-identification information provided by, and consented to the public disclosure of, our directors):

38%

3 of 8

Directors are Female

Lisa Laube, Anne MacDonald, Brenda Morris

25%

2 of 8

Directors are Racially and/or Ethnically Diverse

Eddie Burt, Chris Bruzzo

5
2
1
50's
60's
70's

61 Years

Average Age

(as of 3/30/2024)

88%

7 of 8

Directors are Independent

2
4
2
0-5 Years
5-10 Years
10+ Years

7.1 Years

Average Tenure

(as of 3/30/2024)

Environmental, Social and Governance (ESG) Matters

We are committed to operating our business in a way that respects environmental, social and governance strategies. We believe in quality products and good value. We believe in community and our duty to act in the best interest of our customers, shareholders and the environment. These fundamental values guide us in our efforts to be a socially responsible and environmentally conscious Company.

Environmental

As an organization, we strive to reduce our environmental impact as we grow across the United States. We believe in making decisions that not only support the growth and success of our Company, but that also help us take action to care for our environment. We understand that there is more that we must do as an organization to operate in a more sustainable manner.

We have adopted environmentally friendly initiatives in many of our stores, including, using reusable 3.0 millimeter recyclable poly shopping bags in all stores with the exception of stores where we are required by local jurisdictions to use 70% post-consumer paper shopping bags. Additional environmentally friendly initiatives in our stores include installing LED lighting in new stores, implementing Title 24, utilization of programmable and lockable thermostats in retail locations, retrofitting to more energy efficient lighting in existing stores, adding low flush toilets to save water, joining local recycling programs, utilizing janitorial products that are ecofriendly and water based, and upgrading to more environmentally friendly freon for our HVAC units. We have also recently engaged in an initiative to proactively replace aged HVAC units in our stores with new energy star-rated HVAC units. This initiative will help to reduce store utility costs per square foot and accelerate our use of environmentally friendly freon in our HVAC units. In our distribution centers, we use shipping boxes made from 70% post-consumer product, recycle pallets and corrugated boxes, utilize a professional warehouse management system that operates in an efficient environment, and strive to utilize propane or natural gas over oil-based fuels.

Social

We are committed to partnering with manufacturers and brands that run their business and treat their employees under fair, responsible and ethical standards. We expect all our suppliers, vendors and business partners to share in our concern for human rights and require them to not tolerate illegal, unethical, abusive, or immoral behavior or to allow poor, inappropriate working conditions. We have standards that are in line with common, expected industry practices and international laws. All agents and factories are expected to comply with these standards in order to continue doing business with us. We are committed to ensuring that fair labor practices are followed with all our partners. We require workers to be employed in conditions that are safe, free of harassment, abuse and without discrimination and do not tolerate child labor or forced labor of any kind. We contract with a third‐party factory monitoring firm to conduct annual audits of exclusive brand partner factories that directly supply merchandise to our Company.

We are proud supporters of the local communities where we operate. In addition to supporting organizations that help members of our military, we also provide veteran & U.S. military discounts. Each year we sponsor events and donate funds to charities and organizations that help individuals in need. We operate The Boot Barn Boot Straps Fund to provide short-term financial assistance to Boot Barn employees in the event of unforeseen qualified personal hardships. The Boot Straps Fund is an employee-supported charity where every dollar donated goes to an employee in need. The Company also contributes to the Boot Straps Fund.

Governance

Our board of directors has adopted corporate governance guidelines to help it fulfill its responsibilities to the Company’s stockholders to oversee the work of management and the Company’s business and operations. These guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. For more information on these corporate governance guidelines, please refer to https://investor.bootbarn.com/governance/governance-documents/default.aspx. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. Among other things, our Code of Business Conduct and Ethics promotes honest and ethical conduct, compliance with applicable governmental laws, rules and regulations, and the protection of Company assets.

Our environmental, social and governance committee reports regularly to the nominating and corporate governance committee of our board of directors. This committee is responsible for assessing our practices and striving to operate in a more responsible manner. For the latest information on our efforts, please refer to the Environmental, Social and Governance page of our investor website at https://investor.bootbarn.com/governance/Environment-Social-and-Governance/default.aspx.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted corporate governance guidelines and a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and those employees responsible for financial reporting, and our non-employee directors. As required under the applicable rules and regulations of the SEC and the NYSE, our Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, public disclosure, corporate opportunities, confidentiality, fair dealing, protection and proper use of listed Company assets, compliance with laws, rules and regulations, whistleblowing and enforcement provisions. Any waiver of our Code of Business Conduct and Ethics with regard to a director or executive officer may only be authorized by our board of directors or the audit committee. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by applicable rules and regulations of the SEC and the NYSE. We post on our website, at http://investor.bootbarn.com, the charters of our audit, compensation, and nominating and corporate governance committees and our corporate governance guidelines and the Code of Business Conduct and Ethics referenced above. These documents are also available in print free of charge to any stockholder requesting a copy in writing from our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 15345 Barranca Pkwy., Irvine, California 92618.

All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated:

●	Peter Starrett

●	Chris Bruzzo

●	Eddie Burt

●	James G. Conroy

●	Lisa G. Laube

●	Anne MacDonald

●	Brenda I. Morris

●	Brad Weston

as nominees for election as members of our board of directors. Each nominee is presently a director of our Company and has consented to serve a one-year term if elected, concluding at the 2025 annual meeting of stockholders, and each nominee was elected at the 2023 annual meeting of stockholders for which proxies were solicited. Biographical information about each of our director nominees, is contained under “Our Board” above. At the Annual Meeting, eight directors will be elected to our board of directors.

Required Vote

The eight nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these eight nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our board of directors has adopted a compensation policy for our directors who are not our employees (“Outside Directors”). There were no changes to the director compensation policy from fiscal 2023 to fiscal 2024. Accordingly, during fiscal 2024, under this policy, Outside Directors received an annual cash retainer of $75,000, payable quarterly, and reimbursement of reasonable expenses relating to attendance at board of directors and board committee meetings. In addition, the chairperson of our board of directors received an additional annual cash retainer of $100,000, the chairperson of our audit committee received an additional annual cash retainer of $20,000, the chairperson of our compensation committee received an additional annual cash retainer of $15,000, and the chairperson of our nominating and corporate governance committee received an additional annual cash retainer of $10,000, payable quarterly.

In addition to the cash compensation discussed above, we grant to our Outside Directors under our 2020 Equity Incentive Plan restricted stock units, payable in shares of our common stock. The restricted stock units are subject to time-based vesting conditions that lapse on the first day following the first anniversary of the date of grant, subject to continued service as a member of our board of directors. Settlement in respect of the restricted stock units is made upon the satisfaction of the applicable vesting requirements; however, beginning in fiscal 2020, our Outside Directors may elect to defer receipt of such shares of common stock. Consistent with fiscal 2023, in fiscal 2024, we granted to our Outside Directors under our 2020 Equity Incentive Plan restricted stock units with a market value of $110,000.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our Outside Directors are subject to the Company’s Stock Ownership Guidelines (see page 29 of this proxy statement for more information regarding our Stock Ownership Guidelines for Outside Directors).

Director Compensation Table

The following table sets forth a summary of the compensation paid to our Outside Directors in fiscal 2024.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
Peter Starrett	$175,000	$109,979	$-	$-	$284,979
Chris Bruzzo	90,000	109,979	-	-	199,979
Eddie Burt	75,000	109,979	-	-	184,979
Lisa G. Laube	85,000	109,979	-	-	194,979
Anne MacDonald	75,000	109,979	-	-	184,979
Brenda Morris	95,000	109,979	-	-	204,979
Brad Weston	75,000	109,979	-	-	184,979
(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit award granted during the fiscal year, computed in accordance with ASC 718. The restricted stock units granted include 1,698 restricted stock units, calculated by dividing the $110,000 intended value by the closing stock price of $64.77 on the grant date of May 19, 2023. The valuation assumptions used in determining such amounts are further described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2024.

The following table lists all outstanding equity awards held by our Outside Directors as of March 30, 2024. The market value is based upon the closing stock price of $95.15 on March 28, 2024, the last trading day of fiscal 2024. Equity awards held by Outside Directors consist solely of restricted stock units.

	Stock Awards
Name	Date of Grant	Shares/units not vested (#)		Market value of units not vested ($)
Peter Starrett	5/19/2023	1,698	(1)	161,565

Chris Bruzzo	5/19/2023	1,698	(2)	161,565

Eddie Burt	5/19/2023	1,698	(2)	161,565

Lisa Laube	5/19/2023	1,698	(2)	161,565

Anne MacDonald	5/19/2023	1,698	(2)	161,565

Brenda Morris	5/19/2023	1,698	(2)	161,565

Brad Weston	5/19/2023	1,698	(2)	161,565
(1)	The restricted stock units held by the director as of March 30, 2024 vested fully on the first day following the one-year anniversary of the date of grant, which was following the completion of fiscal 2024. The receipt of such shares upon vesting has been deferred by the director until six months after they cease to be a director.
(2)	The restricted stock units held by the director as of March 30, 2024 vested fully on the first day following the one-year anniversary of the date of grant, which was following the completion of fiscal 2024.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 1, 2024:

Name	Age	Position
James G. Conroy	54	President, Chief Executive Officer and Director
James M. Watkins	49	Chief Financial Officer and Secretary
Laurie Grijalva	66	Chief Merchandising Officer
John Hazen	48	Chief Digital Officer
Michael A. Love	63	Chief Retail Officer

James G. Conroy. See page 7 of this proxy statement for information regarding Mr. Conroy.

James M. Watkins. Mr. Watkins has been our Chief Financial Officer and Secretary since 2021. He has worked for the Company in a variety of roles since 2014, most recently as our Senior Vice President, Finance and Investor Relations. Prior to joining Boot Barn, Mr. Watkins was the Vice President, Corporate Controller and Principal Accounting Officer of Mindspeed Technologies, a publicly traded semiconductor company. Prior to Mindspeed, he worked as an auditor at Ernst & Young for 12 years. Mr. Watkins is a Certified Public Accountant in the state of California and received a bachelor of science in accounting from Brigham Young University.

Laurie Grijalva. Ms. Grijalva has been our Chief Merchandising Officer since 2014. She joined Boot Barn in 1993 as Senior Merchant and has served in a variety of capacities since that time, including Vice President of Buying and Merchandising from 2004 to 2014. Prior to joining Boot Barn, she was employed by LeRoy Knitted Sportswear from 1981 to 1988 and Los Angeles-based Grunwald Marx Apparel from 1990 to 1993, where her primary duties were line building and exclusive brand production. She received a bachelor of arts degree in communications from California State University, Fullerton and a master’s degree in business administration from the Argyros School of Business at Chapman University.

John Hazen. Mr. Hazen has been our Chief Digital Officer since 2018. Prior to joining Boot Barn, Mr. Hazen was with Ring as the SVP of Commerce and Subscriptions from 2017 to 2018. Before joining Ring, Mr. Hazen was employed by True Religion as the SVP of Direct To Consumer from 2014 to 2017, where he oversaw both brick-and-mortar and digital channels. Mr. Hazen has over 20 years of experience in the apparel and footwear industry at companies including Kellwood, Nike and Fox Racing. He received a bachelor of commerce degree in management information systems from Concordia University in Montreal, Quebec and a master’s degree in business administration from Loyola Marymount University in Los Angeles, California.

Michael A. Love. Mr. Love has been with Boot Barn since 2014. He has served as our Chief Retail Officer since 2022. He previously served as Senior Vice President of Stores from 2018 through 2022, after previously serving as Senior Vice President of Marketing and Merchandise Planning from 2017 to 2018 and Vice President of Merchandise Planning from 2014 to 2017. Prior to joining Boot Barn, Mr. Love was with Claire’s Stores, Inc. from 2010 to 2014, where Mr. Love served as Vice President of Merchandise Planning and Allocation. Before joining Claire’s Stores, Inc., Mr. Love served as Vice President Divisional Planning Manager for Kohl’s Corporation from 2008 to 2010. Mr. Love served in a variety of merchandising and planning roles first at Federated Department Stores, then at May Department Stores Company, Inc. and Macy’s Inc.

Each of our executive officers serves at the discretion of our board of directors (subject to the terms of their respective employment agreements described below) and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised of Chris Bruzzo, Lisa G. Laube and Peter Starrett. None of these individuals had any contractual or other relationships with us during fiscal 2024 except as directors. Except for Mr. Starrett, who served as our interim Chief Executive Officer from May to November of 2012, none of these individuals has ever been an officer or employee of our Company.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 30, 2024 for filing with the SEC.

Chris Bruzzo, Chairperson
Lisa G. Laube
Peter Starrett

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we address our philosophy, programs and processes related to the compensation paid or awarded for fiscal 2024 to our named executive officers ("NEOs") listed in the Summary Compensation Table for fiscal 2024 that follows this discussion.

Our NEOs for fiscal 2024 were:

●	James G. Conroy, President and Chief Executive Officer;

●	James M. Watkins, Chief Financial Officer and Secretary;

●	Laurie Grijalva, Chief Merchandising Officer;

●	John Hazen, Chief Digital Officer; and

●	Michael A. Love, Chief Retail Officer.

Highlights of Fiscal 2024 Business Performance

We believe that our NEOs were instrumental in helping us perform well in fiscal 2024, as evidenced by the following:

●	net sales increased 0.6% over fiscal 2023 to $1.667 billion and net sales increased 2.3% when excluding $28.3 million of sales from the 53rd week of fiscal 2023;
●	same store sales decreased 6.2% compared to the prior year, cycling 57% same store sales growth on a three-year stack basis;
●	net income was $147.0 million, or $4.80 per diluted share, compared to $170.6 million, or $5.62 per diluted share, in fiscal 2023; and
●	the Company opened 55 new stores, bringing its total store count to 400 (as of March 30, 2024).

For more information on our financial results for fiscal 2024, see our Annual Report on Form 10-K for the fiscal year ended March 30, 2024, filed with the SEC on May 15, 2024.

Fiscal 2024 Compensation

Compensation Philosophy and Objectives

Our compensation committee (the “Committee”), which is comprised of independent directors, oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. We strive to avoid problematic pay practices and maintain compensation plans that reinforce a performance-based Company culture, as follows:

What We Do
*	Review total compensation relative to a peer group of companies in similar business sectors, notably specialty retailers, of comparable size and complexity
*	Tie short-term incentives to achievement of financial and strategic metrics
*

Deliver a significant percentage of target annual compensation in the form of variable compensation tied to performance and align long-term incentive compensation objectives with the creation of stockholder value

*	Use an independent compensation consultant retained directly by the Committee that provides no other services to the Company
*	Assess annually potential risks relating to our compensation policies and practices
*	Maintain stock ownership guidelines for our executives and non-employee directors
*	Maintain a recoupment (or “clawback”) policy that was adopted in fiscal 2024 and that provides for the clawback of certain incentive-based compensation

What We Don't Do
*	Incentivize participants to take excessive risks
*	Allow margining, derivative, or speculative transactions, such as hedges and margin accounts, by executive officers
*	Provide excessive severance or excessive perquisites
*	Provide excise tax gross-ups related to change-in-control or other payments
*	Allow for repricing of stock options without stockholder approval
*	Provide “single-trigger” change-in-control cash payments or equity acceleration

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented individuals that can drive business success and create stockholder value. Key aspects of our pay philosophy are to:

●	Target an overall pay structure that includes base salary, bonuses and equity awards that are based upon both market and performance measures.
●	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivery. The Committee also believes that executives should have more variable pay tied to Company performance.

●	Provide a meaningful focus on performance achievement that is aligned with stockholder interests.

2023 Say-on-Pay Vote

Each year, we hold an advisory vote to approve the compensation of our named executive officers (our “Say on Pay” vote). The Committee reviews and considers the outcome of the “Say on Pay” vote and will consider feedback from stockholders and the investment community on our named executive compensation program and our compensation practices. Last year, 96% of stockholder votes cast were to approve our named executive officer compensation program for fiscal 2023. In light of our stockholders’ continued strong support for our executive compensation program, no material changes were made as a result of the “Say on Pay” vote at the 2023 Annual Meeting.

Elements of Our Executive Compensation Program

For fiscal 2024, our executive compensation program consisted of the following four elements of total compensation:

1.	Base salary

2.	Short-term performance-based cash bonus

3.	Long-term equity incentives

4.	Other Compensation (benefits and minimal perquisites)

We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. The Committee generally allocates compensation between short-term and long-term components and between cash and equity in a manner that it believes will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term equity incentive awards) comprise an increasingly larger proportion of total target compensation of our senior executives as position level increases. This is consistent with the Committee’s belief that these variable elements of compensation more closely align management's interests with our financial performance and with our stockholders’ interests.

Based on our fiscal 2024 target direct compensation (including grant date fair value of equity awards and annual bonus amounts at target), 86% of our Chief Executive Officer’s (“CEO”) target direct compensation and an average of 71% of the target direct compensation for the other NEOs was variable, because it was realized only if the applicable financial performance goals were met and/or its value is tied to our stock price. The charts below demonstrate our performance-aligned pay mix.

Fiscal 2024 CEO Total Compensation Mix
Aligned with Stockholder Interests (Variable Pay) 86%
14%
17%
68%
86%
Salary & All Other Compensation
Non-Equity Incentive Plan Compensation - Target Cash Bonus
Restricted Stock Units & Performance Share Units (at Target)

Fiscal 2024 Other NEO Average Total Compensation Mix
Aligned with Stockholder Interests (Variable Pay) 71%
29%
54%
17%
71%
Salary & All Other Compensation
Non-Equity Incentive Plan Compensation - Target Cash Bonus
Restricted Stock Units & Performance Share Units (at Target)

Base Salary

Base salary is structured and intended to provide a base-line level of fixed compensation to our NEOs to serve as the platform for our pay-for-performance program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each NEO and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Base salaries for our NEOs were increased in fiscal 2024 by the Committee after reviewing and considering (i) the experience, skills, and performance levels of each NEO, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each NEO’s relative pay level against peer group companies, (iv) internal equity within the Company, and (v) the Chief Executive Officer’s recommendations (for positions other than his own). Mr. Watkins received a larger salary increase year-over-year as a result of adjusting his base pay to the market median of the Company’s peer group. Base salaries for our NEOs as of the end of fiscal 2024 and 2023 are listed below.

Name	Fiscal 2024 Base Salary	Fiscal 2023 Base Salary
James G. Conroy	$1,000,000	$955,000
James M. Watkins	525,000	425,000
Laurie Grijalva	525,000	490,000
John Hazen	550,000	490,000
Michael A. Love	475,000	425,000

Annual Cash Incentive Bonus

Our NEOs are eligible to receive annual cash incentives as part of our Annual Cash Incentive Bonus Plan. Our Annual Cash Incentive Bonus Plan was designed by the Committee to reward our senior executives for achieving targeted amounts of a variation of Consolidated EBIT, defined for this purpose as earnings before income taxes, excluding certain one-time selling, general and administrative expenses. In addition, in the case of NEOs other than our Chief Executive Officer and Chief Financial Officer, certain additional financial performance goals related to such NEO’s duties and responsibilities, are as follows:

●	Laurie Grijalva, Chief Merchandising Officer, consolidated merchandise margin and consolidated exclusive brand sales penetration;
●	John Hazen, Chief Digital Officer, consolidated exclusive brand sales penetration; and
●	Michael A. Love, Chief Retail Officer, consolidated exclusive brand sales penetration.

In early fiscal 2024, the Committee established a target performance objective for Consolidated EBIT. In setting the performance measure, the Committee approved a target performance objective that it considered to be challenging, but achievable. At the same time that the target performance objective was approved, the Committee also set each NEO’s targeted payout as a percentage of his or her base salary – with potential payouts ranging from 0% to 200% of the targeted amounts based on actual performance. While the fiscal 2024 bonus plan was substantially the same as that in fiscal 2023, the Committee did approve increases in the target bonus percentage for Mr. Conroy and Mr. Watkins, and for the other NEOs, added a provision where future bonus payouts will be capped at target level for secondary measures if the Company fails to meet its minimum threshold on Consolidated EBIT.

For fiscal 2024, target Consolidated EBIT was set at $209.9 million. In determining the Consolidated EBIT target, the Committee considered the Company’s performance with respect to Consolidated EBIT in fiscal 2023, as well as factors that may impact fiscal 2024 performance. Taking into consideration that fiscal 2023 was a 53-week year and fiscal 2024 was a 52-week year, as well as general declining sale trends in the macroeconomic environment, the Committee determined to set the fiscal 2024 Consolidated EBIT target below the Company’s actual fiscal 2023 Consolidated EBIT (i.e., $231.8). The minimum threshold to receive a Consolidated EBIT bonus (at 85% of target) was set at $178.4 million, and annual Consolidated EBIT of $241.3 million or more would result in a 200% payout percentage. Actual Consolidated EBIT for fiscal 2024 was $200.2 million, which was 95% of the target and resulted in a payout percentage of 85%. In addition, the Committee determined that the individual financial performance goals for each NEO had been achieved at various levels. Consolidated exclusive brand sales penetration resulted in a payout percentage of 114% and consolidated merchandise margin resulted in a payout percentage of 50%.

The below table highlights the annual cash incentive bonus potentials and payouts for each of our NEOs in fiscal 2024.

Name	Target Annual Cash Incentive Bonus	Target Bonus as a % of Salary	Maximum Bonus as a % of Salary	Actual Annual Cash Incentive Bonus	% of Target Bonus Paid
James G. Conroy
Consolidated EBIT	$1,241,345	125%	250%	$1,050,987	85%

James M. Watkins
Consolidated EBIT	$356,731	70%	140%	$302,027	85%

Laurie Grijalva
Consolidated EBIT	$155,885	30%	60%	$131,980	85%
Consolidated merchandise margin	77,942	15	30	39,024	50
Consolidated exclusive brand sales penetration	77,942	15	30	88,549	114
	$311,769	60%	120%	$259,553	83%

John Hazen
Consolidated EBIT	$243,346	45%	90%	$206,030	85%
Consolidated exclusive brand sales penetration	81,115	15	30	92,154	114
	$324,461	60%	120%	$298,183	92%

Michael A. Love
Consolidated EBIT	$210,289	45%	90%	$178,042	85%
Consolidated exclusive brand sales penetration	70,096	15	30	79,635	114
	$280,385	60%	120%	$257,677	92%

Fiscal 2025 Bonus Plan

The fiscal 2025 bonus program will be substantially the same as the fiscal 2024 bonus program, with a few changes. The Committee approved increases in the target bonus percentage for Messrs. Watkins, Hazen, and Love and Ms. Grijalva.

Long-Term Equity Incentives

Under our long-term incentive program, the Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and restricted stock units.

All awards granted in fiscal 2024 to our NEOs were restricted stock units or performance share units granted under the 2020 Equity Incentive Plan (the “2020 Plan”). While all types of awards incentivize retention, the value of restricted stock units increase as our stock price increases, and the number of performance share units ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period relative to the established performance target. The Committee’s objectives for the fiscal 2024 long-term incentive awards were to establish a direct link between compensation and Company performance as demonstrated through our stock price and earnings per share and to retain the services of our executives through multi-year vesting provisions. The Committee’s objective with regards to NEO compensation is to continue to increase the component of pay tied to long-term incentive awards. The Committee believes that long-term incentive compensation becomes a more critical component of NEO pay and retaining key executives through challenging economic periods.

In determining the fiscal 2024 long-term incentive award levels for our NEOs, the Committee compared the target total direct compensation of each NEO to applicable market data including both salary and equity-incentive awards.

The fiscal 2024 restricted stock units granted to the NEOs vest in equal annual installments over a three-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. The performance share units granted are stock-based awards, under which the number of shares ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning April 2, 2023 and ending March 28, 2026 relative to the established performance target. This performance metric was established by the Committee at the beginning of the performance period. Given its relationship to our annual operating plan and business strategy, the pre-established cumulative earnings per share goal and its specific target levels for the performance period are confidential and commercially-sensitive information that we do not publicly disclose. We believe that such information would provide our competitors, customers, and other third parties with significant insights regarding our confidential business strategies and could cause us substantial competitive harm.

At the end of the performance period, the number of shares to be issued in settlement of the performance share units is based on the Company’s actual achievement of the applicable performance goals. If the cumulative three-year performance is at a level below the threshold level, the number of performance units to vest will be 0%, if performance is at the threshold level, the number of performance units to vest will be 50% of the target amounts, if performance is at the target level, the number of performance units to vest will be 100% of the target amounts, and if performance is at the maximum level, the number of performance units to vest will be 200% of the target amounts, each subject to continued service by the applicable award recipient through the last day of the performance period (subject to certain exceptions described below under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control”). If performance is between threshold and target goals or between target and maximum goals, the number of performance units to vest will be determined by linear interpolation. The number of shares ultimately issued under the performance unit award ranges from 0% to 200% of the participant’s target amount. The awards are forfeited if the threshold performance goals are not achieved as of the end of the performance period.

The grant mix shown below was chosen to provide a majority emphasis on driving performance results and stock price appreciation, while also providing retentive value. For more information, see “Grants of Plan-Based Awards” below.

Name and Equity Granted	Approximate Weighting
James G. Conroy
Performance share units	60.0%
Restricted stock units	40.0%
100.0%
James M. Watkins
Performance share units	60.0%
Restricted stock units	40.0%
100.0%
Laurie Grijalva
Performance share units	60.0%
Restricted stock units	40.0%
100.0%
John Hazen
Performance share units	60.0%
Restricted stock units	40.0%
100.0%
Michael A. Love
Performance share units	60.0%
Restricted stock units	40.0%
100.0%

Fiscal 2025 Changes to Long-Term Equity Incentives

For fiscal 2025, the Committee decided to once again grant to all of the NEOs performance share units which vest based on achievement of a specified performance goal over a three-year performance period and time-based restricted stock units, which vest in equal annual installments over a three-year period subject to continued service or in connection with certain events as defined by the 2020 Plan and as determined by the Committee. Consistent with fiscal 2024, the Committee has not granted any stock options in connection with its routine annual grants for fiscal 2025.

Other Elements of our Fiscal 2024 Compensation Program

Nonqualified Deferred Compensation

Since fiscal 2019, we have maintained the Boot Barn, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may defer up to 80% of their base salary, 90% of bonus payments and 100% of restricted stock units. Our Company may make discretionary contributions to the Deferred Compensation Plan on behalf of participants. Any Company-based contributions are subject to a five-year graded vesting schedule. Cash amounts deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds made available by the Company and selected by the participant. Mr. Love was the only NEO to participate in the Deferred Compensation Plan in fiscal 2024. The Company did not make any discretionary contributions to the Deferred Compensation Plan in fiscal 2024.

401(k) Plan and Other Benefits

Each of our NEOs is eligible to participate in our 401(k) Plan. Participating employees may defer compensation into the plan, up to the statutory maximum set by the Internal Revenue Service. In addition, our Company provides matching contributions under the plan to eligible employees, including our NEOs. The matching contributions provided by our Company under the 401(k) Plan are equal to 100% of employee contributions, up to 3% of their compensation and 50% of further employee contributions, up to 5% of their compensation, subject to the annual limits established by the Internal Revenue Service.

Role of the Compensation Committee in Executive Compensation

During fiscal 2024, the Committee made all decisions regarding the compensation levels of our executive officers.

It is the Committee's responsibility to (1) oversee the design of our executive compensation programs, policies and practices, (2) determine the types and amounts of most compensation for NEOs, and (3) review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our cash incentive and equity incentive plans. The Committee has the authority to exercise discretion with respect to executive compensation awards and performance metrics and may authorize adjustments to targets and/or awards as it deems necessary or appropriate. No such discretion was exercised with respect to the NEOs’ fiscal 2024 compensation.

In addition, as described below, the Committee directly engaged Korn Ferry (US) (“Korn Ferry”) to assist in its review of compensation for our executive officers.

Role of Management in Executive Compensation

Our Chief Executive Officer, Mr. Conroy, provides input and makes recommendations to the Committee regarding our executive compensation program. He also reports to the Committee on individual NEO performance and provides recommendations regarding each NEO’s compensation (except with respect to his own compensation).

Role of Independent Compensation Consultant

The Committee engaged Korn Ferry in October 2023 as its independent compensation consultant to advise on NEO and director compensation for fiscal 2024. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. As part of its engagement with the Committee, the independent compensation consultant:

●	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

●	provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

●	analyzed peer company proxy and other survey data as appropriate; and

●	advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including annual base salaries, target cash bonus amounts, and the structure and target amount of long-term incentive awards.

The Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflicts of interest. Following this review, the Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of the Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us. Korn Ferry did not provide any additional services unrelated to executive or director or broader equity strategy compensation consulting in fiscal 2024.

Peer Group and Benchmarking

In making executive compensation determinations for fiscal 2024, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our Chief Executive Officer, who has many years of experience in our industry. We have also established a peer group of firms in similar business sectors, most notably specialty retail. The peers selected are of a comparable size and complexity. There were no changes in fiscal 2024 to our peer group used in fiscal 2023. Our fiscal 2024 peer group was comprised of the companies listed below.

Abercrombie & Fitch Co.

Children’s Place, Inc.

Crocs, Inc.

Five Below, Inc.

Floor and Decor Holdings, Inc.

Hibbett Sports, Inc.

Leslie’s, Inc.

MarineMax, Inc.

National Vision Holdings, Inc.

Ollie’s Bargain Outlet Holdings, Inc.

Sally Beauty Holdings, Inc.

Shoe Carnival, Inc.

Sleep Number Corporation

Stitch Fix, Inc.

The Buckle, Inc.

Urban Outfitters, Inc.

Zumiez Inc.

The pay levels and award practices of these firms were considered as inputs when establishing the fiscal 2024 compensation programs for our NEOs. The Committee periodically evaluates competitive market data to include the most suitable peer group, as well as other market data deemed relevant. The Committee reviews our NEO compensation against an appropriate peer group on a more formal basis and also considers other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs. The Committee periodically reviews and updates this peer group for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Tax Considerations

As a general matter, our Board and the Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers. Although the Committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Stock Ownership Guidelines

The Compensation Committee maintains stock ownership guidelines to further align the interests of our executive officers and directors with the interests of our stockholders and to encourage long-term stock ownership. The guidelines apply for so long as the executive officer or director occupies such positions.

The stock ownership guidelines for NEOs and directors are shown below as multiples of base salary and annual cash retainer, respectively:

Role	Multiple
Chief Executive Officer	5x
Other NEO	2x
Director	5x

Qualifying holdings include: (1) shares held directly or jointly with a spouse; (2) shares held individually or by a spouse or children residing in the executive officer’s or director’s household; (3) shares held by a family partnership or trust created by the executive officer or director or for which he or she or their spouse acts as a general partner or trustee and for which the executive officer or director, their spouse or children are among the qualified beneficiaries; and (4) the executive officer’s or director’s vested and unvested time-based restricted stock and RSUs. Vested and unvested stock options and unvested shares subject to performance-based vesting awards do not count towards satisfaction of the guidelines. The above stock ownership guidelines were adopted in fiscal 2024 and are expected to be met within five years of the adoption date. As of March 30, 2024, all named executives officers and directors are expected to be in compliance with the stock ownership guidelines within the five-year compliance period.

Clawback Policy

In fiscal 2024, the Committee adopted a new incentive compensation recoupment policy. Our policy, which is administered by the Committee, complies with the rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC, and the NYSE. This policy provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement. During fiscal 2024, the Company was not required to recoup any compensation under our incentive compensation recoupment policy.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits NEOs from the hedging of securities. For more information, please see “Compensation Risk Management and Other Policies” on page 11 of this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for fiscal 2024, 2023 and 2022.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James G. Conroy	2024	$993,076	$4,899,980	$-	$1,050,987	$29,460	$6,973,503
President, Chief Executive Officer and Director	2023	963,849	4,199,994	4,000,031	603,799	28,136	9,795,809
	2022	891,301	1,600,078	-	1,960,863	27,536	4,479,778

James M. Watkins	2024	509,615	999,984	-	302,027	30,372	1,841,998
Chief Financial Officer and Secretary	2023	424,522	700,028	-	145,058	29,036	1,298,644
	2022	319,457	434,974	-	349,746	18,240	1,122,417

Laurie Grijalva	2024	519,615	999,984	-	259,553	24,168	1,803,320
Chief Merchandising Officer	2023	494,234	700,028	-	269,723	22,952	1,486,937
	2022	456,146	434,989	-	547,375	22,964	1,461,474

John Hazen	2024	540,769	999,984	-	298,183	29,460	1,868,397
Chief Digital Officer	2023	493,078	700,028	-	182,857	28,136	1,404,099
	2022	453,940	434,989	-	544,728	27,536	1,461,193

Michael A. Love	2024	467,309	999,984	-	257,677	24,168	1,749,137
Chief Retail Officer	2023	428,366	700,028	-	209,556	21,160	1,359,110
	2022	352,670	284,928	-	330,930	11,600	980,128
(1)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock unit award and performance share unit awards granted to NEOs during the fiscal year, computed in accordance with ASC 718. The amounts included for the performance share units represent the grant date fair value assuming the achievement of the performance goals at target level. The valuation assumptions used in determining such amounts in fiscal 2024 are further described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2024. The table below sets forth the grant date fair value of the performance share units granted in fiscal 2024 at both target and maximum payout:

	Target	Maximum
James G. Conroy	$2,939,975	$5,879,950
James M. Watkins	599,965	1,199,930
Laurie Grijalva	599,965	1,199,930
John Hazen	599,965	1,199,930
Michael A. Love	599,965	1,199,930

(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. Such amount for James G. Conroy includes his option awards containing both service and market vesting conditions. The valuation assumptions used in determining such amounts are further described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 1, 2023.
(3)	Non-Equity Incentive Plan Compensation represents the cash performance-based bonus paid to the NEOs pursuant to the achievement of certain pre-established Company and financial performance goals assigned to each NEO during the fiscal year with respect to which such bonuses are earned, although payment of any such bonuses occurs after the completion of the fiscal year.

(4)	All Other Compensation for fiscal 2024 consisted of the following:

	401(k) Match	Health Benefits (1)	Total
James G. Conroy	$13,200	$16,260	$29,460
James M. Watkins	13,200	17,172	30,372
Laurie Grijalva	13,200	10,968	24,168
John Hazen	13,200	16,260	29,460
Michael A. Love	13,200	10,968	24,168
(1)	The amounts in this column reflect the supplemental insurance policy premiums paid by the Company to cover out-of-pocket medical expenses not covered by the NEO’s health plans.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards:
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (4)
James G. Conroy	4/22/2024	(1)	$620,673	$1,241,345	$2,482,690
	5/19/2023	(2)				22,696	45,391	90,782		$2,939,975
	5/19/2023	(3)							30,261	1,960,005

James M. Watkins	4/22/2024	(1)	178,366	356,731	713,462
	5/19/2023	(2)				4,632	9,263	18,526		599,965
	5/19/2023	(3)							6,176	400,020

Laurie Grijalva	4/22/2024	(1)	155,885	311,769	623,538
	5/19/2023	(2)				4,632	9,263	18,526		599,965
	5/19/2023	(3)							6,176	400,020

John Hazen	4/22/2024	(1)	162,231	324,461	648,922
	5/19/2023	(2)				4,632	9,263	18,526		599,965
	5/19/2023	(3)							6,176	400,020

Michael A. Love	4/22/2024	(1)	140,193	280,385	560,770
	5/19/2023	(2)				4,632	9,263	18,526		599,965
	5/19/2023	(3)							6,176	400,020
(1)	Consists of an award of a cash bonus opportunity under our Cash Incentive Plan for Executives.
(2)	Consists of the estimated future payout of performance share units granted to each NEO. The number of shares of common stock ultimately received depends on the Company’s cumulative earnings per share over a three-year performance period beginning April 2, 2023 and ending March 28, 2026 relative to the established performance target. See “Long-Term Equity Incentives” above for further discussion of the payout at threshold, target and maximum performance.
(3)	Consists of an award of restricted stock units subject to time-based vesting over a three-year period in equal annual installments on each anniversary of the grant date.
(4)	The grant date fair value of equity awards is computed in accordance with ASC 718. The amount included for performance share units represents the grant date fair value assuming the achievement of the performance goals at target level. The valuation assumptions used in determining such amounts are further described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 30, 2024.

Employment Agreements

The following descriptions of the employment agreements that we have entered into with Messrs. Conroy, Watkins, Hazen, and Love and Ms. Grijalva are summaries only.

James G. Conroy

We entered into an employment agreement with Mr. Conroy on November 12, 2012, which was amended and restated as of April 7, 2015, pursuant to which Mr. Conroy serves as our President and Chief Executive Officer. Mr. Conroy’s employment agreement had an initial term of three years, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Conroy is entitled to a base salary, which as of March 30, 2024 was $1,000,000.

He is eligible to participate in our annual incentive bonus program with Mr. Conroy’s actual bonus for any year determined based on Company and personal performance. Mr. Conroy is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Conroy’s employment without “Cause” or if he resigns for “Good Reason” or if we provide Mr. Conroy with notice of non-renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”). In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by us for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”). If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if we provide Mr. Conroy with notice of non-renewal within one year following, or three months preceding, a “Change of Control” (as such term is defined in his employment agreement), Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, the Health Severance and severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus. In addition, in the event of such termination, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”). If any amounts payable to Mr. Conroy pursuant to his employment agreement, taken together with any amounts or benefits otherwise payable to him by us and any other person or entity required to be aggregated with us for purposes of Section 280G of the Code, under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then his employment agreement requires us to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code. If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

Under Mr. Conroy’s employment agreement, “Cause” means his:

(A)	intentional refusal or intentional failure to perform his duties and responsibilities under the employment agreement or to follow any reasonable instruction issued by the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);
(C)	engagement in any act or omission involving willful misfeasance or nonfeasance by Mr. Conroy of his assigned duties, which includes, without limitation, the intentional refusal by Mr. Conroy to follow the directions of our board of directors or any committee thereof or the intentional refusal by Mr. Conroy to perform his assigned duties in any material respect;
(D)	engagement in any act of theft, fraud, embezzlement, falsification of the Company documents, misappropriation of funds or other assets of the Company or in any misconduct which is materially damaging to the goodwill, business or reputation of the Company;
(E)	conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or

(F)	material breach of any of his obligations contained in the employment agreement.

Prior to any termination for Cause pursuant to (A), (B) or (F), the Company must give written notice to Mr. Conroy within 60 days of any event triggering the applicable subsection and Mr. Conroy shall thereafter have the right to remedy the condition, if such condition can be remedied, within 30 days of the date Mr. Conroy receives the written notice from the Company. If Mr. Conroy does not remedy the condition within the 30-day cure period to the reasonable satisfaction of our board of directors, then our board of directors may deliver a notice of termination for Cause at any time within 30 days following the expiration of such cure period, in which case termination will be effective upon delivery of such notice.

Under Mr. Conroy’s employment agreement, “Change of Control” generally means any of the following events:

(A)	A merger, consolidation, reorganization or arrangement involving the Company other than a merger, consolidation, reorganization or arrangement in which our stockholders immediately prior to such merger, consolidation, reorganization or arrangement own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, reorganization or arrangement in substantially the same proportion as their ownership of such voting securities immediately prior to such merger, consolidation, reorganization or arrangement;
(B)	The acquisition, directly or indirectly, by any person or related group of persons acting jointly or in concert (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer made directly to our stockholders;
(C)	The sale, transfer or other disposition of all or substantially all of the assets of the Company other than a sale, transfer or other disposition to an affiliate of the Company or to an entity in which our stockholders immediately prior to such sale, transfer or other disposition own, directly or indirectly, securities possessing at least 50% of the total combined voting power of the outstanding voting securities of the purchasing entity in substantially the same proportion as their ownership of such voting securities immediately prior to sale, transfer or other disposition; or
(D)	A change in the composition of our board of directors over a period of 24 consecutive months or less such that a majority of our board of directors ceases to be comprised of individuals who either have been: members of our board of directors continuously since the beginning of such period (“Incumbent Members”), or appointed or nominated for election as members of our board of directors during such period by at least a majority of Incumbent Members who were still in office at the time our board of directors approved such appointment or nomination.

“Good Reason” is defined in Mr. Conroy’s employment agreement as the occurrence of any of the following events without Mr. Conroy's written consent:

(A)	any diminution in base salary or target bonus amount;
(B)	any material and continuing diminution in Mr. Conroy’s authority or responsibilities, such that Mr. Conroy no longer has the title of, or serves or functions as, the chief executive officer;
(C)	changing the geographic location at which Mr. Conroy provides services to the Company to a location more than 35 miles further from Mr. Conroy’s residence;
(D)	a material breach by the Company of its obligations under the employment agreement; or
(E)	requiring Mr. Conroy to report to someone other than our board of directors.

However, Mr. Conroy may only resign for Good Reason if he provides written notice to our board of directors of any event constituting Good Reason within 60 days after Mr. Conroy becomes aware of the occurrence of any such event, our board of directors does not cure said event within 30 days after receipt of the notice, and Mr. Conroy terminates his employment within 90 days of the date of his written notice.

James M. Watkins

We entered into an employment agreement with Mr. Watkins on October 26, 2021, which became effective on November 1, 2021, pursuant to which Mr. Watkins serves as our Chief Financial Officer and Secretary. Mr. Watkins’ employment agreement has an initial term of one year, after which it automatically renews each year for successive one-year terms unless either party provides written notice of non-renewal or his employment is otherwise terminated, in each case pursuant to the terms of his employment agreement.

Under his employment agreement, Mr. Watkins is entitled to a base salary, which as of March 30, 2024 was $525,000.

Mr. Watkins is eligible to participate in our annual incentive bonus program with Mr. Watkins’ actual bonus for any year determined based on company and personal performance. Mr. Watkins is also entitled to participate in our health and welfare benefit plans that are generally available to our executives.

If we terminate Mr. Watkins’ employment without “Cause”, if he resigns for “Good Reason” or if we provide notice of non-renewal of the term of Mr. Watkins’ employment agreement, he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months and a prorated bonus for the year of Mr. Watkins’ termination of employment, equal to the bonus he would have received for such year and prorated for his period of employment.

Under Mr. Watkins’ employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(E)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Watkins’ employment agreement as the occurrence of any of the following events without Mr. Watkins’ consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Watkins’ authority or responsibilities;
(C)	changing the geographic location at which Mr. Watkins provides services to the Company to a location more than thirty-five (35) miles from the then existing location and further from Mr. Watkins’ residence; or
(D)	requiring Mr. Watkins to report to someone other than the chief executive officer.

However, Mr. Watkins may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Watkins terminates employment within 90 days of the date of his written notice.

Laurie Grijalva

We entered into an employment agreement with Ms. Grijalva effective May 11, 2014 and amended on July 2, 2014.

Under her employment agreement, Ms. Grijalva is entitled to a base salary, which as of March 30, 2024 was $525,000.

Ms. Grijalva is eligible to participate in our annual incentive bonus program with Ms. Grijalva’s actual bonus for any year determined based on company and personal performance. Ms. Grijalva is also entitled to participate in our health and welfare benefit plans or programs of our Company available to other similarly situated officers of our Company.

If we terminate Ms. Grijalva’s employment without “Cause”, then she is entitled to receive, subject to her execution of a valid release of claims, severance pay equal to her base salary for a period of six months.

Under Ms. Grijalva’s employment agreement, “Cause” means her:

(A)	refusal or failure to perform her duties and responsibilities under the employment agreement, to follow any instruction issued by the Company or the chief executive officer, or to comply with any written policies or procedures of the Company (including, but not limited to, the Company’s policies prohibiting discrimination and harassment, drug policy, etc.);
(B)	engagement in any act of misfeasance or nonfeasance of her assigned duties, theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any conduct which is damaging to the goodwill, business or reputation of the Company;
(C)	conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or
(D)	breach of any of her obligations contained in the employment agreement or the confidential and proprietary information agreement.

John Hazen

We entered into an employment agreement with Mr. Hazen on March 1, 2018, pursuant to which Mr. Hazen serves as our Chief Digital Officer, effective as of April 2, 2018.

Under his employment agreement, Mr. Hazen is entitled to a base salary, which as of March 30, 2024 was $550,000.

Mr. Hazen is entitled to participate in our annual incentive bonus program with Mr. Hazen’s actual bonus for any year determined based on company and personal performance. Mr. Hazen is also eligible to participate in our Company’s broad-based benefit plans and programs that are generally offered to other similarly situated employees.

If we terminate Mr. Hazen’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of nine months.

Under Mr. Hazen’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Hazen’s employment agreement as the occurrence of any of the following events without Mr. Hazen’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;

(B)	any material and continuing diminution in Mr. Hazen’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Hazen provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Hazen’s residence.

However, Mr. Hazen may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Hazen terminates his employment within 90 days of the date of the written notice.

Michael A. Love

We entered into an employment agreement with Mr. Love, effective May 5, 2014, to serve as our VP of Merchandise Planning. Effective April 1, 2017, Mr. Love was promoted to the position of Senior Vice President, Marketing and Merchandise Planning. Effective June 12, 2018, Mr. Love was promoted to the position of Senior Vice President, Stores. Effective May 1, 2022, Mr. Love was promoted to Chief Retail Officer.

Mr. Love is entitled to a base salary, which as of March 30, 2024 was $475,000.

Mr. Love is entitled to participate in our annual incentive bonus program with Mr. Love’s actual bonus for any year determined based on company and personal performance. Mr. Love is also entitled to participate in our health and welfare benefit plans or other programs of our Company that are generally available to other similarly situated executives.

If we terminate Mr. Love’s employment without “Cause” or he resigns for “Good Reason”, then he is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of six months.

Under Mr. Love’s employment agreement, “Cause” means his:

(A)	refusal or failure to substantially perform the duties of his position or follow the reasonable instructions of the Company or our board of directors;
(B)	failure to comply in any material respect with any written policies or procedures of the Company or our board of directors (including, but not limited to, the Company’s drug or anti-harassment policies, etc.);
(C)	engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company;
(D)	breach of any of his fiduciary duties to the Company;
(E)	conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or
(F)	material breach of any of his obligations to the Company or the confidential and proprietary information agreement.

“Good Reason” is defined in Mr. Love’s employment agreement as the occurrence of any of the following events without Mr. Love’s consent:

(A)	any material diminution in base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates;
(B)	any material and continuing diminution in Mr. Love’s authority or responsibilities; or
(C)	changing the geographic location at which Mr. Love provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Mr. Love’s residence.

However, Mr. Love may only resign for Good Reason if he provides written notice to the Company of any event constituting Good Reason within 60 days after he becomes aware of such event, the Company does not cure such event within 30 days after receipt of the notice, and Mr. Love terminates his employment within 90 days of the date of his written notice.

Restrictive covenants

Each of our NEOs is subject to certain restrictive covenants while employed and after termination of employment. Pursuant to his employment agreement, Mr. Conroy is restricted from soliciting any of our employees, consultants, contractors, agents or representatives to leave their employment or engagement with us, or otherwise interfere or attempt to interfere with our relationship with any of our employees, consultants, contractors, agents or representatives during the executive officer's period of employment and for a period of 12 months following termination of employment. Mr. Conroy is also subject to ongoing non-disparagement and confidentiality obligations under his employment agreement. Each of the employment agreements for Ms. Grijalva, Mr. Watkins, Mr. Hazen and Mr. Love require that the executive enter into a confidential and proprietary information agreement, each of which contain the same non-solicit, non-disparagement and confidentiality provisions as described above for Mr. Conroy.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs as of March 30, 2024.

			Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Shares/units not vested (#)		Market value of units not vested ($) (12)	Equity incentive plan shares/units not vested (#)		Equity incentive plan market value of units not vested ($)
James G. Conroy	-	9,739	-	20.94	5/21/2030	(1)
							6,877	(1)	654,347
	20,790	10,394	-	24.08	5/21/2030	(1)
	18,880	-	-	28.63	5/19/2029	(2)
							5,107	(3)	485,931
										20,430	(4)	1,943,915
	-	-	86,189	86.96	5/11/2032	(5)
							16,099	(6)	1,531,820
										-	(7)	-
							30,261	(8)	2,879,334
										40,852	(9)	3,887,068
James M. Watkins	-	1,369	-	20.94	5/21/2030	(1)
							725	(1)	68,984
	-	730	-	24.08	5/21/2030	(1)
	-	1,502	-	23.57	8/9/2030	(10)
							530	(10)	50,430
							909	(3)	86,491
										3,638	(4)	346,156
							693	(11)	65,939
							2,683	(6)	255,287
										-	(7)	-
							6,176	(8)	587,646
										8,337	(9)	793,266
Laurie Grijalva	8,943	2,981	-	20.94	5/21/2030	(1)
							2,105	(1)	200,291
	9,546	3,181	-	24.08	5/21/2030	(1)
	12,429	-	-	28.63	5/19/2029	(2)
							1,388	(3)	132,068
										5,554	(4)	528,463
							2,683	(6)	255,287
										-	(7)	-
							6,176	(8)	587,646
										8,337	(9)	793,266
John Hazen	-	3,053	-	20.94	5/21/2030	(1)
							2,156	(1)	205,143
	-	3,258	-	24.08	5/21/2030	(1)
							1,388	(3)	132,068
										5,554	(4)	528,463
							2,863	(6)	272,414
										-	(7)	-
							6,176	(8)	587,646
										8,337	(9)	793,266
Michael A. Love	4,042	2,020	-	20.94	5/21/2030	(1)
							1,426	(1)	135,684
	4,314	2,156	-	24.08	5/21/2030	(1)
	4,090	-	-	28.63	5/19/2029	(2)
							909	(3)	86,491
										3,638	(4)	346,156
							2,683	(6)	255,287
										-	(7)	-
							6,176	(8)	587,646
										8,337	(9)	793,266

(1)	The stock options and restricted stock units held by the NEO were granted on May 22, 2020, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(2)	The stock options and restricted stock units held by the NEO were granted on May 20, 2019, and vested over a four-year period in equal annual installments on each anniversary of the grant date.
(3)	The restricted stock units held by the NEO were granted on May 14, 2021, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(4)	The performance share units held by the NEO were granted on May 14, 2021, and the number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning March 28, 2021 and ending March 30, 2024 relative to its established target. The number of shares issued can range from 0% to 200% of the participant's target award. The number of shares shown herein reflects the maximum award level based on the estimated probable outcome of achieving the performance conditions as of March 30, 2024.
(5)	The stock option held by the NEO was granted on May 12, 2022, and contains both service and market vesting conditions. Vesting of this option is contingent upon the market price of the Company's common stock achieving three stated price targets for 30 consecutive trading days on or prior to the third anniversary of the date of grant and the NEO’s continued service (subject to certain exceptions). If the first market price target of 150% of the exercise price is met, 33% of the option granted will cliff vest on the third anniversary of the date of grant, with an additional 33% of the option vesting if the second market price target of 175% of the exercise price is met, and the last 34% of the option vesting if the final market price target of 200% of the exercise price is met, subject to the applicable service conditions. During fiscal 2024, none of the market price targets were satisfied.
(6)	The restricted stock units held by the NEO were granted on May 12, 2022, and vest over a three-year period in equal annual installments on each anniversary of the grant date.
(7)	The performance share units held by the NEO were granted on May 12, 2022, and the number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning March 27, 2022 and ending March 29, 2025 relative to its established target. The number of shares issued can range from 0% to 200% of the participant's target award. The number of shares shown herein is reflected as zero, or below threshold award level, based on the estimated probable outcome of achieving the performance conditions as of March 30, 2024.
(8)	The restricted stock units held by the NEO were granted on May 19, 2023, and vest over a three-year period in equal annual installments on each anniversary of the grant date.
(9)	The performance share units held by the NEO were granted on May 19, 2023, and the number of shares ultimately received depends on the Company’s cumulative earnings per share target over a three-year performance period beginning April 2, 2023 and ending March 28, 2026 relative to its established target. The number of shares issued can range from 0% to 200% of the participant's target award. The number of shares shown herein is reflected between the target and threshold award level, based on the estimated probable outcome of achieving the performance conditions as of March 30, 2024.
(10)	The stock options and restricted stock units held by the NEO were granted on August 10, 2020, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(11)	The restricted stock units held by the NEO were granted on November 1, 2021, and vest over a four-year period in equal annual installments on each anniversary of the grant date.
(12)	Market value is based upon the closing stock price of $95.15 on March 28, 2024, the last trading day of fiscal 2024.

Option Exercises and Stock Vested

The table below reflects the value realized on the exercise of stock options and vesting of restricted stock units during the fiscal year ended March 30, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James G. Conroy	246,751	$16,157,443	20,973	$1,440,945
James M. Watkins	12,804	710,009	3,688	269,858
Laurie Grijalva	35,416	2,709,452	5,290	360,319
John Hazen	20,673	1,625,940	5,341	363,685
Michael A. Love	9,031	674,396	3,980	272,325

Nonqualified Deferred Compensation

The Company has a Deferred Compensation Plan permitting a select group of management employees and our directors to defer compensation to a future date. The value of the deferred compensation is recognized based on the fair value of the participants’ accounts. Our Company established a rabbi trust for the purpose of funding the benefits payable under this plan, with the assets invested in a variety of marketable securities and cash equivalents, excluding our Company’s stock. Under the Deferred Compensation Plan, the Company may credit participant accounts with discretionary contributions. Any Company credits are subject to a five-year graded vesting schedule; however, the Company did not make any discretionary contributions during fiscal 2024. The table below reflects the contributions made and aggregate earnings/(losses) during fiscal 2024 for Michael A. Love, who was the only NEO who participated in the Deferred Compensation Plan during the fiscal year.

Name	Executive Contributions in Fiscal 2024 (1)	Registrant Contributions in Fiscal 2024	Aggregate Earnings/(Loss) in Fiscal 2024 (2)	Aggregate Withdrawals/Distributions	Aggregate Balance at March 30, 2024 (3)
Michael A. Love	$177,321	$-	$135,350	$-	$1,112,568
(1)	The amount shown in this column reflects the base salary and Annual Cash Incentive Bonus Plan payout for fiscal 2024 that was deferred by Mr. Love, who was the only NEO to participate in the Deferred Compensation Plan in fiscal 2024. Of the $177,321 reported for Mr. Love in this column, $46,547 is included in the “Salary” and $130,774 is included in the “Non-Equity Incentive Plan Compensation” column totals for fiscal 2024 reported in the “Summary Compensation Table” beginning on page 31 of this Proxy Statement.
(2)	The amount shown is not considered above market or preferential earnings and is not reported as compensation in the Summary Compensation Table.
(3)	$922,424 is included in the balance as of March 30, 2024 and previously was reported as compensation to Mr. Love in the Summary Compensation Tables for past fiscal years.

Potential Payments Upon Termination or Change in Control

The Committee recognizes that the possibility of the termination of an executive officer’s employment, and the uncertainty it creates, may result in the loss or distraction of the executive officer, and present challenges in recruiting potential executive officers, all to the detriment of the Company and its stockholders. The Committee considers the avoidance of such loss, distraction and challenges to be essential to protecting and enhancing the best interests of the Company and its stockholders. To help ensure that the Company has the continued attention and dedication of these executives and the availability of their continued service, to facilitate the Company’s recruiting efforts and to provide severance benefits upon a qualifying termination that are consistent with market practices, the Company provides certain severance payments and benefits to our NEOs pursuant to the terms of their employment agreements and equity award agreements.

As noted in the CD&A, we employ our executive officers, including all of our NEOs, “at will.” We do not provide any Internal Revenue Code Section 280G excise tax gross-up payments and none of our change in control payments are “single trigger.” Refer to the “Executive Compensation--Employment Agreements” section above for a description of our “double trigger” arrangements with our NEOs.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a termination without “cause” or for “good reason” (a “Qualifying Termination”) (each such term as defined in the applicable employment agreement (except that for Ms. Grijalva the payments are only triggered by a termination without cause)), assuming the NEO had terminated employment on the last day of fiscal 2024.

Qualifying Termination without a Change in Control

Name	Salary	Bonus	Health and Welfare Benefits (2)	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
James G. Conroy (1)	$1,750,000	$1,050,987	$12,767	$-	$-	$-	$2,813,754
James M. Watkins (1)	525,000	302,027	-	-	-	-	827,027
Laurie Grijalva	262,500	-	-	-	-	-	262,500
John Hazen	412,500	-	-	-	-	-	412,500
Michael A. Love (3)	237,500	-	-	-	-	-	237,500
(1)	For purposes of the cash severance and equity vesting provided under Mr. Conroy’s employment agreement, as well as the cash severance provided under Mr. Watkin’s employment agreement, a Qualifying Termination also includes termination on account of non-renewal by us of the applicable NEO’s employment agreement.
(2)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(3)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 30, 2024, Mr. Love’s vested account balance was equal to $1,112,568.

The table below reflects the amount of compensation that would be payable to our NEOs in the event of a Qualifying Termination in connection with a change in control (except that for Ms. Grijalva the severance payments are only triggered by a termination without cause), in each case assuming the NEO had terminated employment on the last day of fiscal 2024 and the price per share of our common stock is the closing market price as of such date.

Qualifying Termination in Connection with a Change in Control

Name	Salary	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (4)(5)	Stock Options (4)(6)	Total Compensation
James G. Conroy (1)	$3,500,000	$1,050,987	$12,767	$5,551,432	$5,830,983	$1,461,433	$17,407,602
James M. Watkins	525,000	302,027	-	1,114,777	1,139,422	260,987	3,342,213
Laurie Grijalva	262,500	269,723	-	1,175,292	1,321,729	447,294	3,476,538
John Hazen	412,500	182,857	-	1,197,271	1,321,729	458,109	3,572,466
Michael A. Love (7)	237,500	209,556	-	1,065,108	1,139,422	303,131	2,954,717
(1)	Pursuant to Mr. Conroy’s employment agreement, he is eligible to receive change in control severance payments and benefits (including accelerated vesting of outstanding equity awards) if his Qualifying Termination occurs within three months prior to, or 12 months following, a change in control.
(2)	Pursuant to the terms of our Cash Incentive Plan for Executives, in the event of a change in control, payment of any annual incentive bonuses will be determined based on actual performance through the date of the change in control and paid within 60 days following the change in control. The amounts set forth in this column represent the annual bonuses payable to our NEOs for fiscal 2024 which would have been paid to our NEOs following termination of employment for any reason upon or following a Change in Control.
(3)	Consists of the employer portion of medical insurance premiums to be paid to Mr. Conroy for 12 months following termination of employment.
(4)	Assumes either (i) the equity award is assumed by the surviving company in any change in control transaction and the Qualifying Termination occurs within 18 months following the change in control or (ii) the equity award is not assumed by the surviving company.
(5)	For performance share units, vesting is based upon actual performance through the date of the change in control.
(6)	For Mr. Conroy’s market-based option awards, vesting is based upon the achievement of the applicable trading price targets through the date of the change in control.
(7)	Upon his termination of employment for any reason, Mr. Love receives payment of his vested deferred compensation pursuant to our non-qualified deferred compensation plan. As of March 30, 2024, Mr. Love’s vested account balance was equal to $1,112,568.

In addition, for each of our NEOs, a termination upon retirement results in the continued vesting of equity awards granted in fiscal 2020 and forward, excluding Mr. Conroy’s market-based option awards, without continued service requirements, subject to compliance with certain post-termination confidentiality and other obligations. Messrs. Conroy, Watkins, and Hazen and Ms. Grijalva are eligible to retire after the earlier of (a) age 60 with 10 years of service or (b) age 65. Mr. Love is eligible to retire after the earlier of (a) age 60 with 5 years of service or (b) age 65. With respect to performance share units, the number of shares issuable to a retired NEO upon completion of the applicable vesting period is based upon actual performance during the entire performance period, including the post-termination period without regard to the date of retirement.

Excluding Mr. Conroy’s market-based option awards, in the event that an NEO’s employment terminates by reason of his or her death or disability, all unvested restricted stock units and stock options become fully vested, and unvested performance share units become vested based upon actual performance through the date of termination. Upon termination as a result of death or disability, Mr. Conroy’s market-based option awards would vest based upon the achievement of the applicable trading price targets through the date of termination. As of the last day of fiscal 2024, these amounts would have been as set forth in the table below.

Termination Upon Death or Disability

Name	Restricted Stock Units	Performance Share Units	Stock Options	Total Compensation
James G. Conroy (1)	$5,551,432	$5,830,983	$1,461,433	$12,843,848
James M. Watkins	1,114,777	1,139,422	260,987	2,515,186
Laurie Grijalva	1,175,292	1,321,729	447,294	2,944,315
John Hazen	1,197,271	1,321,729	458,109	2,977,109
Michael A. Love	1,065,108	1,139,422	303,131	2,507,661
(1)	In the event of Mr. Conroy’s disability, accelerated vesting would only apply to awards granted on or after May 20, 2019. The value of the restricted stock units to vest would be $5,551,432, the value of the performance share units to vest at maximum would be $5,830,983, and the value of the stock options and market-based option awards (where the applicable trading price targets have been met) to vest would be $1,461,433.

Equity Compensation Plan Information

As of March 30, 2024, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a) (3)	Weighted-Average Exercise Price of Outstanding Equity Awards (b) (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	754,493	$40.00	1,892,898
Equity Compensation Plans Not Approved by Stockholders (2)	-	$-	879,724
Total	754,493	$40.00	2,772,622
(1)	Represents our 2014 Plan and 2020 Plan.
(2)	Represents our 2011 Equity Incentive Plan, which was adopted prior to the Company’s initial public offering.
(3)	The number of securities to be issued upon exercise of outstanding equity awards, includes the issuance of 166,292 performance share units. The performance share units granted on May 14, 2021 assume maximum performance, the performance share units granted on May 12, 2022 assume the payout of zero shares at below threshold performance and the performance share units granted on May 19, 2023 assume performance between target and threshold. At target, the total amount of performance share units to be issued would be 202,996. The market-based stock option award granted to Mr. Conroy during fiscal 2023 has been included in the calculation even though the criteria for vesting has not been met as of March 30, 2024.
(4)	The weighted-average exercise price presented is the weighted-average exercise price of vested and unvested options and excludes restricted stock units and performance share units. The market-based stock option award granted to Mr. Conroy during fiscal 2023 has been included in the calculation even though the criteria for vesting has not been met as of March 30, 2024.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2024, who was James G. Conroy, and the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2024, these amounts were as follows:

●	Our principal executive officer’s total annual compensation was $6,973,503.

●	Our median compensated employee’s total annual compensation was $13,365. Our median compensated employee works part-time for the Company.

●	Based on this information for fiscal 2024, we estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 522 to 1.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

●	We determined our employee population as of March 30, 2024, our determination date. As of this date, we had a total of 11,346 employees, excluding our CEO. Of this total, 73% were part-time employees and seasonal or temporary workers.
●	To identify the “median employee” from our employee population, we measured the employee population’s total annual compensation for fiscal 2024, including salary, stock awards, option awards, non-equity incentive plan compensation, non-qualified deferred compensation earnings and all other compensation.
●	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”
●	We annualized compensation of employees who were not employed with us for the full fiscal year. We did not annualize compensation for seasonal workers, and we did not make full-time equivalent adjustments for part-time employees. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules.

Our Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2024, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship of “compensation actually paid” (“CAP”) to our principal executive officer (“PEO”) and other NEOs (“Non-PEO NEOs”) and our, and certain of our peers’, performance. For information regarding the Company’s compensation philosophy and how the Company aligns executive compensation with financial performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 21.

The methodology for calculating amounts presented in the columns for 2024 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs,” including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for CAP, are provided in the footnotes to the table. For prior years’ footnotes describing the adjustments to calculate PEO CAP and Non-PEO NEOs CAP, please refer to our 2023 proxy statement.

The following tables and narrative disclosure provide information on the relationship of the compensation of our PEO and our other Non-PEO NEOs, compared to our performance over the past three fiscal years.

					Value of Initial Fixed $100 Investment Based on:
(a) Fiscal Year	(b) Summary Compensation Table Total PEO (1)	(c) Compensation Actually Paid to PEO (1)(3)	(d) Average Summary Compensation Table Total for Non-PEO NEO's (2)	(e) Average Compensation Actually Paid to Non-PEO NEO's (2)(3)	(f) Total Shareholder Return (4)	(g) Peer Group Total Shareholder Return (4)	(h) Net Income (in thousands)	(i) CSM: Consolidated EBIT (in thousands) (5)
2024	$6,973,503	$7,367,614	$1,815,713	$2,369,165	$711.67	$252.73	$146,996	$198,214
2023	9,795,809	(3,068,276)	1,476,243	103,495	573.22	178.75	170,553	231,787
2022	4,479,778	17,738,024	1,419,248	3,174,953	721.99	225.49	192,450	258,338
2021	4,057,401	29,205,374	1,329,348	5,540,862	473.45	415.25	59,386	86,326
(1)	James G. Conroy was PEO for each of fiscal years 2024, 2023, 2022 and 2021.
(2)	Non-PEO NEOs whose average compensation is reflected in columns (d) and (e) consist of James M. Watkins, Laurie Grijalva, John Hazen and Michael A. Love for each of the years presented and Gregory V. Hackman for fiscal 2023, fiscal 2022 and fiscal 2021, as Mr. Hackman retired from the Company effective June 16, 2023.
(3)	The dollar amounts reported in columns (c) and (e) represent the amounts of CAP to PEO and average CAP to Non-PEO NEOs, respectively. CAP does not necessarily represent cash and/or equity value transferred to the PEO or applicable Non-PEO NEO without restriction, but rather is a value calculated in accordance with applicable SEC rules. As the Company does not have a defined benefit plan, no adjustments for pension benefits are included in the below tables. Similarly, no adjustments were made for dividends, as the Company has not paid any dividends. No adjustments were made for equity awards that were granted and vested in the same fiscal year or for equity awards that failed to meet their vesting conditions, as there were no such equity awards for the fiscal years presented. The following tables reconcile CAP to the SCT Total for the PEO and the Non-PEO NEOs.

PEO SCT Total to CAP Reconciliation

	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$6,973,503	$9,795,809	$4,479,778	$4,057,401
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	4,899,980	8,200,025	1,600,078	1,440,564
Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	6,766,392	3,795,733	986,054	5,717,764
Plus: Change in Fair Value of Outstanding and Unvested Equity Awards from Prior Fiscal Years	2,045,422	(6,212,364)	12,759,978	19,900,201
Plus: Change in Fair Value of Vested Equity Awards Granted from Prior Fiscal Years	(3,517,723)	(2,247,429)	1,112,292	970,572
Compensation Actually Paid	$7,367,614	$(3,068,276)	$17,738,024	$29,205,374

Average Non-PEO NEOs SCT Total to CAP Reconciliation

	Fiscal Year 2024	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$1,815,713	$1,476,243	$1,419,248	$1,329,348
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	999,984	760,030	464,967	476,667
Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	1,380,883	334,917	294,822	1,856,007
Plus: Change in Fair Value of Outstanding and Unvested Equity Awards from Prior Fiscal Years	274,804	(530,391)	1,573,495	2,479,752
Plus: Change in Fair Value of Vested Equity Awards Granted from Prior Fiscal Years	(102,251)	(417,244)	352,355	352,422
Compensation Actually Paid	$2,369,165	$103,495	$3,174,953	$5,540,862

(4)	Total Stockholder Return, or “TSR” and peer group TSR reflect our TSR compared to that of a peer group of similarly sized (based on EBIT, market capitalization and revenue sizes as well as total shareholder return) publicly traded companies in similar business sectors, most notably specialty retail, used by our Compensation Committee in making executive compensation determinations and described under “Compensation Discussion and Analysis.” Information regarding the peer group is set forth under “Company TSR compared to Peer Group TSR.” The dollar amounts in columns (f) and (g) represent the value at the end of the applicable year of an assumed $100 investment in, respectively, our common stock and the peer group on the last trading day before the earliest fiscal year the peer group company is included, assuming reinvestment of dividends.
(5)	In accordance with SEC rules, the table must include, in addition to relative TSR and Net Income, a Company-Selected Measure (“CSM”). We have included Consolidated EBIT, a non-GAAP financial measure that is defined for this purpose as earnings before income taxes, excluding certain one-time selling, general and administrative expenses. As discussed above under “Compensation Discussion and Analysis,” Consolidated EBIT is a key measure used in determining compensation of our NEOs.

Tabular Disclosure of Most Important Compensation-Related Measures

The following table sets forth an unranked list of the most important measures, including CSM, used by the Company to link CAP for the PEO and each of the Non-PEO NEOs to Company performance for fiscal 2024 as described in more detail above under “Compensation Discussion and Analysis”:

	PEO	Non-PEO NEOs
	James G. Conroy	James M. Watkins	Laurie Grijalva	John Hazen	Michael A. Love
Consolidated EBIT	X	X	X	X	X
Earnings per Diluted Share	X	X	X	X	X
Revenue	X	X	X	X	X
Stock Price	X
Consolidated Merchandise Margin			X
Consolidated Exclusive Brand Sales Penetration			X	X	X

Company TSR compared to Peer Group TSR

The table below shows the Company’s four-year cumulative TSR compared to that of its peer group TSR. The Company’s peer group, as discussed further above under “Compensation Discussion and Analysis,” has varied year-over-year, largely given the outsized growth the Company has seen in Consolidated EBIT and Revenue over the last several years, which has impacted the peer group used to analyze executive compensation. Below is a recap of the Company’s peer group over each of the last four fiscal years. Each peer group company has been included in the cumulative TSR calculation only in the fiscal years in which it was part of the Company’s peer group. As shown below, there was no change in the peer group from fiscal 2023 to fiscal 2024.

Peer Group Companies	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024
Children’s Place, Inc.	X	X	X	X
Floor and Decor Holdings, Inc.	X	X	X	X
Hibbett Sports, Inc.	X	X	X	X
MarineMax, Inc.	X	X	X	X
Ollie’s Bargain Outlet Holdings, Inc.	X	X	X	X
Shoe Carnival, Inc.	X	X	X	X
Sleep Number Corporation	X	X	X	X
Stitch Fix, Inc.	X	X	X	X
The Buckle, Inc.	X	X	X	X
Zumiez Inc.	X	X	X	X
At Home Group Inc.	X	X
Citi Trends	X	X
Duluth Holdings Inc.	X	X
Haverty Furniture Companies Inc.	X	X
Lands' End, Inc.	X	X
Sportsman's Warehouse Holdings, Inc.	X	X
The Container Store Group, Inc.	X	X
Tilly's	X	X
Chico's FAS Inc.	X
Express Inc.	X
Cato Corporation	X
National Vision Holdings, Inc.		X	X	X
Abercrombie & Fitch Co.			X	X
Crocs, Inc.			X	X
Five Below, Inc.			X	X
Leslie’s, Inc.			X	X
Sally Beauty Holdings, Inc.			X	X
Urban Outfitters, Inc.			X	X

The chart below assumes $100 invested on the last trading day before the earliest fiscal year the peer group company is included.

CAP versus TSR

The chart below provides a comparison of the PEO and average Non-PEO NEOs CAP with the Company TSR. As shown in the chart below, the Company’s TSR over the four-year period of fiscal 2021 through fiscal 2024 generally aligns with CAP values for our PEO and Non-PEO NEOs over the same period. Our compensation program design emphasizes structuring a significant portion of NEO compensation in the form of at-risk, performance-based equity incentives.

Compensation Actually Paid versus TSR
TSR
CAP
$800
$700
$600
$500
$400
$300
$200
$100
$0
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO NEOs CAP
Company TSR
Peer Group TSR

CAP versus Net Income

SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income to determine compensation levels or incentive plan payouts, and therefore, as depicted in the below chart, there was not total alignment between CAP and net income. Specifically, the improvement in net income from fiscal 2021 to fiscal 2022 and the decrease in net income from fiscal 2023 to fiscal 2024 do not directly align with CAP outcomes. While there are several contributing reasons for this, the main driver, especially with respect to fiscal 2021 PEO CAP, is related to the change in the fair values of the equity awards from prior years.

Compensation Actually Paid versus Net Income
Net Income
CAP
$195,000,000
$175,000,000
$155,000,000
$135,000,000
$115,000,000
$95,000,000
$75,000,000
$55,000,000
$35,000,000
$15,000,000
-$5,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO NEOs CAP
Net Income

CAP versus Consolidated EBIT

As described above, we identified Consolidated EBIT as our CSM that represents, in our view, the most important financial measure used to link CAP to our performance. The chart below provides a comparison of the PEO and average Non-PEO NEOs CAP with the Company's Consolidated EBIT. While Consolidated EBIT was our most heavily-weighted metric under the Annual Cash Incentive Bonus Plan for each of fiscal 2021, fiscal 2022, fiscal 2023 and fiscal 2024, there is not total alignment between the Company’s Consolidated EBIT performance and CAP. As noted above, the primary driver in the discrepancy between Consolidated EBIT and CAP relates to the change in the fair values of the equity awards from prior years. Additionally, with respect to fiscal 2024 CAP as compared to fiscal 2023 CAP and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee determined to set the fiscal 2024 Consolidated EBIT target below the Company’s actual fiscal 2023 Consolidated EBIT for the Annual Cash Incentive Bonus Plan after taking into consideration that fiscal 2023 was a 53-week year and fiscal 2024 was a 52-week year, as well as the general macroeconomic environment in the retail industry.

Compensation Actually Paid versus Consolidated EBIT
$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
Consolidated EBIT
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
CAP
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO NEOs CAP
Consolidated EBIT

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Section 14A of the Exchange Act requires us to allow our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. We urge our stockholders to review the complete “Executive Compensation” section included in this proxy statement for more information.

Our board of directors believes that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs for the fiscal year ended March 30, 2024, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come. The board’s current policy is to include a say-on-pay vote as an agenda item for each annual meeting of stockholders. Unless the Board modifies its policy, the next say-on-pay vote will be held at our 2025 Annual Meeting of Stockholders, and the next say-on-frequency vote will be held at the 2025 Annual Meeting of Stockholders.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED March 30, 2024, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “Executive Compensation” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2024, the board of directors appointed an Audit Committee consisting of Brenda I. Morris, the chair of the committee, Eddie Burt, Anne MacDonald and Brad Weston, each of whom is an “independent” director, as defined under the applicable rules and regulations of the SEC and of the NYSE and meets the requirements for financial literacy under the applicable rules of the NYSE. Our board of directors has determined that Brenda I. Morris is an “audit committee financial expert” as defined under the applicable rules of the SEC. In arriving at this determination, the board of directors has examined each Audit Committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting processes, the audits of the financial statements of the Company and the Company’s compliance with applicable legal requirements and regulations. The primary responsibilities of the Audit Committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for the Audit Committee, available at http://investor.bootbarn.com that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (referred to as “Deloitte”), the Company’s independent registered public accounting firm, the audited financial statements at March 30, 2024 and April 1, 2023 and for each of the years in the three-year period ended March 30, 2024. The Audit Committee discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of Deloitte’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from Deloitte, written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence. The Audit Committee and Deloitte also discussed Deloitte’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by Deloitte.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of Deloitte’s audits, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held four meetings during fiscal 2024.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 30, 2024 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Brenda I. Morris, Chairperson Eddie Burt Anne MacDonald Brad Weston

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (referred to as “Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending March 29, 2025, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for the fiscal years ended March 30, 2024 and April 1, 2023 by Deloitte, our independent registered public accounting firm, are as follows:

	March 30, 2024	April 1, 2023
Audit fees (1)	$999,128	$855,499
Audit-related fees	-	-
Tax fees (2)	289,209	306,398
All other fees	-	-
Total	$1,288,337	$1,161,897
(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, and (iii) other items related to SEC matters.
(2)	Tax fees consist primarily of tax compliance and consultation services.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by Deloitte described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of Deloitte to audit the consolidated financial statements of our Company for the fiscal year ending March 29, 2025 will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING MARCH 29, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, July 1, 2024, by the following:

●	each of our directors and NEOs;
●	all of our directors and executive officers as a group; and
●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options, warrants, or similar instruments that are currently exercisable or exercisable within 60 days of the record date, July 1, 2024, are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 30,502,351 shares of common stock outstanding as of July 1, 2024.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Boot Barn Holdings, Inc., 15345 Barranca Pkwy., Irvine, California 92618.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Chris Bruzzo (1)	5,772	*
Eddie Burt (2)	3,240	*
Lisa G. Laube (3)	13,308	*
Anne MacDonald (4)	10,442	*
Brenda I. Morris (5)	7,166	*
Peter Starrett (6)	25,241	*
Brad Weston (7)	13,308	*
James G. Conroy (8)	129,746	*
James M. Watkins (9)	20,503	*
Laurie Grijalva (10)	50,428	*
John Hazen (11)	10,248	*
Michael A. Love (12)	18,734	*
All directors and executive officers as a group (12 persons)	308,136	1.0%

5% Stockholders:
BlackRock, Inc. (13)	4,609,493	15.1%
The Vanguard Group, Inc. (14)	2,744,105	9.0%
Wellington Group Holdings LLP (15)	2,573,306	8.4%
Capital World Investors (16)	1,787,200	5.9%

*	Less than 1% of the outstanding shares of common stock.
(1)	The indicated shares consist of 4,240 shares owned directly and 1,532 shares owned directly by The Bruzzo Family Trust, dated November 15, 2011.
(2)	The indicated shares consist of 3,240 shares owned directly.
(3)	The indicated shares consist of 13,308 shares owned directly.
(4)	The indicated shares consist of 1,698 shares owned directly, and 8,744 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(5)	The indicated shares consist of 4,546 shares owned directly, and 2,620 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(6)	The indicated shares consist of 14,799 shares owned directly by the Starrett Family Trust, dated April 11, 1999, and 10,442 vested shares the receipt of which has been deferred by the director until six months after they cease to be a director.
(7)	The indicated shares consist of 13,308 shares owned directly.
(8)	The indicated shares consist of (i) 69,943 shares owned directly and (ii) 59,803 shares subject to outstanding options which are currently exercisable.
(9)	The indicated shares consist of (i) 16,902 shares owned directly, (ii) 2,099 shares subject to outstanding options which are currently exercisable and (iii) 1,502 shares subject to outstanding options which are exercisable within 60 days of July 1, 2024.

(10)	The indicated shares consist of (i) 13,348 shares owned directly and (ii) 37,080 shares subject to outstanding options which are currently exercisable.
(11)	The indicated shares consist of (i) 3,937 shares owned directly and (ii) 6,311 shares subject to outstanding options which are currently exercisable.
(12)	The indicated shares consist of (i) 2,112 shares owned directly and (ii) 16,622 shares subject to outstanding options which are currently exercisable.
(13)	BlackRock, Inc. is the beneficial owner of the indicated shares as of December 31, 2023, according to Amendment No. 2 to the Statement on Schedule 13G filed on January 22, 2024. In such amendment, BlackRock, Inc. reported sole voting power with respect to 4,532,082, shared voting power respect to 0 shares, sole dispositive power with respect to 4,609,493, and shared dispositive power with respect to 0 shares. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(14)	The Vanguard Group, Inc. is the beneficial owner of the indicated shares as of December 29, 2023, according to Amendment No. 5 to the Statement on Schedule 13G filed on February 13, 2024. In such Amendment, The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, shared voting power with respect to 54,845 shares, sole dispositive power with respect to 2,658,189 shares, and shared dispositive power with respect to 85,916 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(15)	Wellington Group Holdings LLP is the beneficial owner of the indicated shares as of December 29, 2023, according to Schedule 13G filed on February 9, 2024. In such Schedule 13G, Wellington Group Holdings LLP reported sole voting power with respect to 0 shares, shared voting power with respect to 2,136,778 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 2,573,306 shares. The business address of Wellington Group Holdings LLP is 280 Congress Street, Boston, Massachusetts 02210.
(16)	Capital World Investors is the beneficial owner of the indicated shares as of December 29, 2023, according to Schedule 13G filed on February 7, 2024. In such Schedule 13G, Capital World Investors reported sole voting power and sole dispositive power with respect to 1,787,200 shares and shared voting power and shared dispositive power with respect to 0 shares. The business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our named executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended March 30, 2024, our named executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that Mr. Watkins filed a Form 4 on November 13, 2023 for a transaction that occurred on November 7, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

●	the amounts involved were determined to be material; and
●	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and NEOs are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction and all such transactions were approved in accordance with our related persons transaction policy (which is described below):

Transactions involving John Grijalva

John Grijalva, the husband of Laurie Grijalva, Chief Merchandising Officer, works as an independent sales representative primarily for Dan Post Boot Company, Outback Trading Company, LTD and KS Marketing LLC. Mr. Grijalva conducts his business as an independent sales representative through a limited liability company of which he and Ms. Grijalva are members. We purchased merchandise from these suppliers in the aggregate approximate amounts of $32.8 million, $45.0 million, and $39.5 million in fiscal 2024, fiscal 2023, and fiscal 2022, respectively. Mr. Grijalva was paid commissions by the companies he represents amounting to approximately $2.2 million, $3.2 million, and $2.4 million in fiscal 2024, fiscal 2023 and fiscal 2022, respectively, a portion of which were passed on to other sales representatives working for Mr. Grijalva.

Leases and Other Transactions

The Company had capital expenditures with Floor & Decor Holdings, Inc., a specialty retail vendor in the flooring market. These capital expenditures amounted to less than $0.1 million, $0.1 million, and $0.6 million in fiscal 2024, fiscal 2023, and fiscal 2022, respectively, and were recorded as property and equipment, net on the consolidated balance sheets. During these fiscal years, certain members of the Company’s board of directors either served on the board of directors or as an executive officer at Floor & Decor Holdings, Inc.

Indemnification

We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities in connection with a demand or piggyback registration of shares of common stock, including under the Securities Act, as amended.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted a written statement of policy, effective immediately prior to the completion of our initial public offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons”. For the purposes of the policy, “related persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires:

●	that any transaction in which a related person has a material direct or indirect interest which we refer to as a “related person transaction”, and any material amendment or modification to a related person transaction, be evaluated and approved by our audit committee or by the disinterested members of the audit committee, as applicable; and

●	that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the compensation committee of our board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the audit committee or the disinterested members of the audit committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings (to the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules); and

●	management must advise the audit committee or the disinterested members of the audit committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transactions policy provides that the audit committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent”, “outside” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code. In approving or rejecting any related person transaction, the audit committee or the disinterested members of the audit committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2025 Annual Meeting of Stockholders must be submitted to us no later than March 20, 2025, unless we change the date of our 2025 Annual Meeting more than 30 days before or after August 28, 2025, in which case such proposal must be received a reasonable time before we begin to print and distribute our 2025 proxy materials. All such stockholder proposals must follow the procedures outlined in Rule 14a-8 under the Exchange Act.

In accordance with our amended and restated bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2025 Annual Meeting of Stockholders but not submitted for inclusion in the proxy statement for our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, must be received by us no earlier than April 30, 2025 and no later than May 30, 2025, unless we change the date of our 2024 Annual Meeting more than 30 days before or more than 70 days after August 28, 2025, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our amended and restated bylaws.

Proposals and other items of business should be directed to the attention of the Corporate Secretary at our principal executive offices, 15345 Barranca Pkwy., Irvine, California 92618.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: July 18, 2024

01 - Peter Starrett 04 - James G. Conroy 07 - Brenda I. Morris 02 - Chris Bruzzo 05 - Lisa G. Laube 03 - Eddie Burt 06 - Anne MacDonald For Withhold For Withhold For Withhold 1UPX 08 - Brad Weston Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 040CDB + + A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed under Proposal 1, and FOR Proposals 2 and 3. 2. To vote on a non-binding advisory resolution to approve the compensation paid to named executive officers for fiscal 2024 (“say-on-pay”). 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2024 Annual Meeting Proxy Card 3. Ratification of Deloitte & Touche LLP as the independent auditor for the fiscal year ending March 29, 2025. For Against Abstain Note: This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the named proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this Proxy Card, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments, continuations, or postponements thereof. You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/BOOT or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BOOT Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received 5:00 p.m., Central Time, on August 27, 2024. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BOOT BOOT BARN HOLDINGS, INC. 15345 Barranca Pkwy, Irvine, California 92618 Proxy Solicited by Board of Directors for Annual Meeting — August 28, 2024 James G. Conroy and James M. Watkins, each with full power to act alone and with full power of substitution, are each hereby appointed as a proxy of the undersigned to vote all shares of Boot Barn Holdings, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held in-person at 15345 Barranca Pkwy, Irvine, California 92618 on Wednesday, August 28, 2024, at 1:00 p.m., Pacific Time, and any adjournment, continuation, or postponement of such Annual Meeting. This proxy is solicited on behalf of the Board of Directors of the Company (the “Board”) and may be revoked prior to its exercise. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board’s recommendations on all matters listed on this proxy, as follows: “FOR” the election of each of the director nominees listed under Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting and any adjournments, continuations, or postponements thereof. All proxies previously given or executed by the undersigned are hereby revoked. (Items to be voted appear on reverse side) Proxy q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy materials, including the 2024 Proxy Statement, Fiscal 2024 Annual Report, and Proxy Card, are available at: www.envisionreports.com/BOOT